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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 21, 2007

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                                TABLE OF CONTENTS

ARTICLE I - CERTAIN DEFINITIONS..........................................     1
   1.1.   CERTAIN DEFINITIONS............................................     1

ARTICLE II - THE MERGER..................................................     6
   2.1.   MERGER.........................................................     6
   2.2.   CLOSING; EFFECTIVE TIME........................................     7
   2.3.   ARTICLES OF INCORPORATION AND BYLAWS; NAME.....................     7
   2.4.   DIRECTORS AND OFFICERS OF SURVIVING CORPORATION................     7
   2.5.   EFFECTS OF THE MERGER..........................................     7
   2.6.   TAX CONSEQUENCES...............................................     7
   2.7.   ADDITIONAL ACTIONS.............................................     8
   2.8.   POSSIBLE ALTERNATIVE STRUCTURES................................     8

ARTICLE III - CONVERSION AND EXCHANGE OF GCFC SHARES.....................     8
   3.1.   CONVERSION OF GCFC COMMON STOCK; MERGER CONSIDERATION..........     8
   3.2.   PROCEDURES FOR EXCHANGE OF GCFC COMMON STOCK...................    10
   3.3.   ADJUSTMENTS....................................................    11
   3.4.   RESERVATION OF SHARES..........................................    12
   3.5.   GCFC STOCK OPTIONS.............................................    12

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF GCFC......................    13
   4.1.   REPRESENTATIONS AND WARRANTIES OF GCFC.........................    13

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF IBT........................    29
   5.1.   REPRESENTATIONS AND WARRANTIES OF IBT..........................    29

ARTICLE VI - COVENANTS OF GCFC...........................................    35
   6.1.   CONDUCT OF BUSINESS............................................    35
   6.2.   CURRENT INFORMATION............................................    39
   6.3.   ACCESS TO PROPERTIES AND RECORDS...............................    39
   6.4.   FINANCIAL AND OTHER STATEMENTS.................................    40
   6.5.   MAINTENANCE OF INSURANCE.......................................    40
   6.6.   DISCLOSURE SUPPLEMENTS.........................................    40
   6.7.   CONSENTS AND APPROVALS OF THIRD PARTIES........................    40
   6.8.   ALL REASONABLE EFFORTS.........................................    40
   6.9.   FAILURE TO FULFILL CONDITIONS..................................    41
   6.10.  NO SOLICITATION................................................    41

ARTICLE VII - COVENANTS OF IBT...........................................    42
   7.1.   FINANCIAL AND OTHER STATEMENTS.................................    42
   7.2.   DISCLOSURE SUPPLEMENTS.........................................    42
   7.3.   CONSENTS AND APPROVALS OF THIRD PARTIES........................    42
   7.4.   ALL REASONABLE EFFORTS.........................................    42
   7.5.   FAILURE TO FULFILL CONDITIONS..................................    43
   7.6.   EMPLOYEE BENEFITS..............................................    43
   7.7.   DIRECTORS AND OFFICERS INDEMNIFICATION; INSURANCE..............    43


                                        i

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
ARTICLE VIII - REGULATORY AND OTHER MATTERS..............................    44
   8.1.   MEETINGS OF SHAREHOLDERS.......................................    44
   8.2.   PROXY STATEMENT--PROSPECTUS; MERGER REGISTRATION STATEMENT.....    44
   8.3.   REGULATORY APPROVALS...........................................    45
   8.4.   AFFILIATES.....................................................    46
   8.5.   AMENDED AND RE-STATED MANAGEMENT CONTINUITY AGREEMENTS.........    46
   8.6.   POST-CLOSING OPERATIONS........................................    46
   8.7.   BOARD MATTERS..................................................    46
   8.8.   EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT...........    46
   8.9.   PUT RIGHTS.....................................................    46

ARTICLE IX - CLOSING CONDITIONS..........................................    47
   9.1.   CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT....    47
   9.2.   CONDITIONS TO THE OBLIGATIONS OF IBT UNDER THIS AGREEMENT......    47
   9.3.   CONDITIONS TO THE OBLIGATIONS OF GCFC UNDER THIS AGREEMENT.....    48

ARTICLE X - THE CLOSING..................................................    49
   10.1.  TIME AND PLACE.................................................    49
   10.2.  DELIVERIES AT THE CLOSING......................................    49

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER...........................    49
   11.1.  TERMINATION....................................................    50
   11.2.  EFFECT OF TERMINATION..........................................    51
   11.3.  AMENDMENT, EXTENSION AND WAIVER................................    52

ARTICLE XII - MISCELLANEOUS..............................................    52
   12.1.  CONFIDENTIALITY................................................    52
   12.2.  PUBLIC ANNOUNCEMENTS...........................................    53
   12.3.  SURVIVAL.......................................................    53
   12.4.  NOTICES........................................................    53
   12.5.  PARTIES IN INTEREST............................................    54
   12.6.  COMPLETE AGREEMENT.............................................    54
   12.7.  COUNTERPARTS...................................................    54
   12.8.  SEVERABILITY...................................................    54
   12.9.  GOVERNING LAW..................................................    54
   12.10. INTERPRETATION.................................................    54
   12.11. SPECIFIC PERFORMANCE...........................................    55

EXHIBITS

Exhibit A - Officers of Surviving Corporation
Exhibit B - Affiliate Letter
Exhibit C - Bank Merger Agreement
Exhibit D - GCFC Opinion of Legal Counsel
Exhibit E - Financial Statements Certification
Exhibit F - IBT Opinion of Legal Counsel
Exhibit G - Put Agreement

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is dated as of August 21, 2007 (the "Agreement"), by and between IBT Bancorp, Inc., a Michigan financial services holding company ("IBT") and Greenville Community Financial Corporation, a Michigan bank holding company ("GCFC").

     WHEREAS, the Board of Directors of each of IBT and GCFC (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors;

     WHEREAS, in accordance with the terms of this Agreement, GCFC will merge with IBT with IBT as the surviving entity (the "Merger"). Concurrently, shareholders of GCFC shall exchange their shares of GCFC for shares of IBT;

     WHEREAS, the parties currently intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement be and is adopted as a "plan of reorganization" for the purposes of Code Sections 354 and 361;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Greenville Community Bank, a Michigan chartered commercial bank and a wholly owned subsidiary of GCFC ("GCB") and Isabella Bank and Trust, a Michigan chartered commercial bank and a wholly owned subsidiary of IBT ("Isabella" and sometimes referred to herein as the "Surviving Institution"), will enter into a Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of GCB with and into Isabella, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE I - CERTAIN DEFINITIONS

     1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to articles and sections refer to articles and sections of this Agreement).

     "Affiliates" shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliates of such executive officer or director.

     "Agreement" shall mean this agreement, and any amendment hereto.

     "Bank Merger Agreement" shall mean the plan of merger entered into between GCB and Isabella, and any amendment thereto.

     "Bank Regulator" shall mean any Federal or state banking regulatory agency with supervisory authority over GCFC, GCB, IBT, Isabella or a subsidiary of any of them.

     "Business Day" shall mean any day of the year on which Isabella Bank and Trust in Mt. Pleasant, Michigan, is open to the public for conducting business and is not required or authorized to close.

     "Certificate" shall mean a certificate evidencing shares of GCFC Common Stock.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Dissenting Shareholder" shall have the meaning set forth in Section
3.1(d).

     "Dissenting Shares" shall have the meaning set forth in Section 3.1(d).

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 hereof as the effective time of the Merger.

     "Environmental Laws" shall mean any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term "Environmental Laws" includes without limitation (a) the comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq.; the resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, and (b) any common law

(including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean Isabella, or such other bank or trust company or other agent designated by IBT, and reasonably acceptable to GCFC, which shall act as agent for IBT in connection with the exchange of the Certificates for the Merger Consideration.

     "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

     "Exchange Ratio" shall mean the number of shares of IBT Common Stock into which one (1) share of GCFC Common Stock shall be converted at the Effective Time, which shall be as set forth below:

          Subject to Section 3.3, one (1) share of IBT Common Stock for one (1) share of GCFC Common Stock, based on a maximum of 773,103 shares of GCFC Common Stock outstanding.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "GAAP" shall mean accounting principles generally applied in the United States of America.

     "GCB" shall mean Greenville Community Bank, with its principal offices located at 1405 West Washington Street, Greenville, Michigan, 48838.

     " GCFC" shall mean Greenville Community Financial Corporation, a Michigan corporation, with its principal executive offices located at 1405 West Washington Street, Greenville, Michigan, 48838.

     "GCFC Common Stock" shall mean the common stock, no par value, of GCFC.

     "GCFC Disclosure Schedule" shall mean a written disclosure schedule delivered by GCFC to IBT specifically referring to the appropriate section of this Agreement.

     "GCFC Financial Statements" shall mean (i) the audited statements of financial condition (including related notes and schedules, if any) of GCFC as of December 31, 2006, 2005 and 2004 and the statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of GCFC for each of the three years ended December 31,

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2006, 2005 and 2004 and (ii) the unaudited interim consolidated financial statements of GCFC as of the end of the six-month period ended June 30, 2007.

     "GCFC Shareholders Meeting" shall have the meaning set forth in Section
8.1.

     "GCFC Stock Benefit Plans" shall mean any and all stock-based benefit plans and amendments thereto of GCFC.

     "GCFC Subsidiary" shall mean any corporation or entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by GCFC, except any corporation or entity the equity interest of which is held in the ordinary course of the lending activities of GCB.

     "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "IBT" shall mean IBT Bancorp, Inc., a Michigan corporation, with its principal executive offices located at 200 East Broadway Street, Mt. Pleasant, Michigan, 48858.

     "IBT Common Stock" shall mean the common stock, no par value per share, of IBT.

     "IBT Disclosure Schedule" shall mean a written disclosure schedule delivered by IBT to GCFC specifically referring to the appropriate section of this Agreement.

     "IBT Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of IBT as of December 31, 2006, 2005 and 2004 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of IBT for each of the three years ended December 31, 2006, 2005 and 2004, as set forth in IBT's annual report for the year ended December 31, 2006, and (ii) the unaudited interim consolidated financial statement of IBT as of the end of the three-month period ended March 31, 2007, as filed by IBT in its Securities Documents.

     "IBT Stock Benefit Plans" shall mean any and all stock-based benefit plans and amendments thereto of IBT.

     "IBT Subsidiary" shall mean any corporation or entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by IBT, except any corporation or entity, the equity interest of which is held in the ordinary course of the lending activities of Isabella.

     "IRS" shall mean the United States Internal Revenue Service.

     "Isabella" shall mean Isabella Bank and Trust, with its principal offices located at 200 East Broadway, Mt. Pleasant, Michigan, 48858.

     "Knowledge" as used with respect to a Person (including references to such person being aware of a particular matter) shall mean those facts that are known by the current executive officers and directors of such Person, and includes any and all facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such executive officer or director of that Person.

     "Loan Property" shall have the meaning set forth in Section 4.1(r).

     "Material Adverse Effect" shall mean, with respect to IBT or GCFC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of IBT and the IBT Subsidiaries taken as a whole, or GCFC and the GCFC Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either GCFC, on the one hand, or IBT, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules) and (e) any change in the value of the securities portfolio of IBT or GCFC, respectively, whether held as available for sale or held to maturity, resulting from a change in interest rates value of the securities portfolio of IBT or GCFC, respectively, whether held as trading, available for sale or held to maturity, resulting from a change in interest rates generally.

     "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

     "MBCA" shall mean the Michigan Business Corporation Act, as amended.

     "Merger" shall mean the merger of GCFC with and into IBT pursuant to the terms hereof.

     "Merger Consideration" shall mean the IBT Common Stock (and cash for any fractional share), to be paid by IBT for each share of GCFC Common Stock, as set forth in Section 3.1.

     "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of IBT Common Stock to be offered to holders of GCFC Common Stock in connection with the Merger.

     "Michigan Banking Law" shall mean the Michigan Banking Code of 1999, as amended, and the rules and regulations promulgated thereunder, as amended, as administered by OFIS.

     "OFIS" shall mean the Office of Financial and Insurance Services of the state of Michigan.

     "Participation Facility" shall have the meaning set forth in Section
4.1(r).


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

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" shall have the meaning set forth in Section 4.1(n).

     "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust "group" (as that term is defined under the Exchange Act) or entity.

     "Proxy Statement - Prospectus" shall have the meaning set forth in Section 8.2.

     "Regulatory Agreement" shall have the meaning set forth in Section 4.1(m).

     "Regulatory Approvals" shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Subsidiary Merger" shall mean the merger of GCB with and into Isabella pursuant to the Bank Merger Agreement.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

     "Surviving Institution" shall have the meaning set forth in the preamble hereof.

     "Termination Date" shall mean February 1, 2008.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                             ARTICLE II - THE MERGER

     2.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, GCFC shall merge with IBT, with IBT as the resulting or surviving corporation (the "Surviving Corporation"). As part of the Merger, each share of GCFC Common Stock shall be


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

converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

     2.2. Closing; Effective Time. Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof and in the Subsidiary Merger Agreement, the Closing shall occur no later than five (5) Business Days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the shareholders of GCFC, or (iii) at such other date or time upon which IBT and GCFC mutually agree (the "Closing"). The Merger shall be effected by the filing of a certificate of merger with the Department of Labor and Economic Growth of the state of Michigan (the "Department") on the day of the Closing (the "Closing Date"), in accordance with the MBCA. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Department, or as otherwise stated in the certificate of merger, in accordance with the MBCA.

     2.3. Articles of Incorporation and Bylaws; Name. The Articles of Incorporation and Bylaws of IBT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The name of the Surviving Corporation shall be IBT Bancorp, Inc.

     2.4. Directors and Officers of Surviving Corporation. Subject to Section 8.7, the board of directors of the Surviving Corporation shall consist of the incumbent directors of IBT immediately preceding the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, Isabella shall establish by resolution of its board of directors a regional board to preserve the institutional knowledge of GCB immediately before the Merger and to provide advice to the Isabella Board of Directors about business and operations, community and customer needs in the market area, regional economic conditions and such other advisory responsibilities as determined by the Isabella board of directors. The members of the initial regional board shall consist of all incumbent members of the GCB board of directors immediately preceding the Effective Time. Regional board member compensation shall be the same as that provided by GCB prior to the Effective Time provided, however, that Isabella may conduct periodic reviews of director compensation to assess reasonableness and consistency. The officers of the Surviving Corporation at the Effective Time shall be as set forth in Exhibit A.

     2.5. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in Chapter Seven of the MBCA with respect to the merger of domestic corporations.

     2.6. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code other than is contemplated by this Agreement. Following the Closing, neither IBT nor GCFC nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     2.7. Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of GCFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Agreement. GCFC grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances and to do all acts necessary, proper or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of GCFC to take any and all such actions contemplated by this Agreement.

     2.8. Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, IBT shall be entitled to revise the structure of the Merger described in Section 2.1 hereof and/or the Subsidiary Merger provided that (i) there are no adverse Federal or state income tax consequences to GCFC shareholders as a result of the modification; (ii) the consideration to be paid to the holders of GCFC Common Stock under this Agreement is not thereby changed in kind or value (or the composition thereof), or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and/or the Subsidiary Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

              ARTICLE III - CONVERSION AND EXCHANGE OF GCFC SHARES

     3.1. Conversion of GCFC Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of IBT, GCFC or the holders of any of the shares of GCFC Common Stock, the Merger shall be effected in accordance with the following terms:

          (a) IBT Common Stock. Each share of IBT Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          (b) GCFC Common Stock to be Cancelled. All shares of GCFC Common Stock owned by IBT or any direct or indirect wholly owned subsidiary of IBT or of GCFC immediately prior to the Effective Time, other than shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, shall cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.


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

          (c) GCFC Common Stock. Except as set forth above, each share of GCFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive shares of IBT Common Stock and cash based on the Exchange Ratio (the "Merger Consideration").

          (d) Dissenting Shares. Each outstanding share of GCFC Common Stock the holder of which has perfected his right to dissent under the MBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MBCA. GCFC shall give IBT prompt notice upon receipt by GCFC of any such demand for payment of the fair value of such shares of GCFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and IBT shall have the right to participate in all negotiations and proceedings with respect to any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters rights under the MBCA. Any payments made with respect to Dissenting Shares shall be made by the Surviving Corporation.

          (e) Former Dissenting Shares. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to payment as a Dissenting Shareholder at or prior to the Effective Time, such holder's shares of GCFC Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

          (f) Cancellation. At the Effective Time, shares of GCFC Common Stock shall automatically be canceled and shall no longer be outstanding, and shall be converted into the right to receive the Merger Consideration.

          (g) Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or script representing fractional shares of IBT Common Stock shall be issued upon the surrender and exchange of Certificates, no dividend or distribution with respect to IBT Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of IBT. In lieu of the issuance of any such fractional share, IBT shall pay to each former holder of GCFC Common Stock who otherwise would be entitled to receive a fractional share of IBT Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $44.00. For purposes of determining any fractional share interest, all shares of GCFC Common Stock owned by a GCFC shareholder shall be combined so as to calculate the maximum number of whole shares of IBT Common Stock issuable to such GCFC Shareholder.

     3.2. Procedures for Exchange of GCFC Common Stock.

          (a) IBT to Make Merger Consideration Available. No later than the Closing Date, IBT shall deposit, or shall cause to be deposited, in an account with the Exchange Agent for the benefit of the holders of GCFC Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of IBT Common Stock and an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (such cash and certificates for shares of IBT Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").

          (b) Exchange of Certificates. IBT shall take any steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The letter of transmittal shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder of GCFC Common Stock shall have become entitled pursuant to Section 3.1(c) and 3.1(g) hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable hereunder or any unpaid dividends and distributions, if any, payable to holders of Certificates.

          (c) Rights of Certificate Holders After the Effective Time. After the Effective Time, the holders of the Certificates shall have no rights (excluding dissenter's rights of those shareholders properly exercising dissenter's rights) with respect to the shares of GCFC Common Stock formerly represented by those Certificates except to surrender those Certificates in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to IBT Common Stock shall be paid to the holder of any Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, that become payable after the Effective Time with respect to the shares of IBT Common Stock that are part of the Merger Consideration for the shares of GCFC Common Stock represented by the surrendered Certificate.

          (d) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of GCFC of the GCFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2. Certificates surrendered for exchange by any person constituting an "Affiliate" of GCFC for purposes of Rule 145 under the Securities Act shall not be exchanged until IBT has received a written agreement from such person as provided in Section 8.4.

          (f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, IBT shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which has been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to IBT (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither IBT nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

          (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBT, the posting by such person of a bond in such amount as IBT may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

          (h) Withholding. IBT or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of GCFC Common Stock such amounts as IBT (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by IBT or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the GCFC Common Stock in respect of whom such deduction and withholding were made and shall be delivered to the applicable taxing authorities.

     3.3. Adjustments. The Exchange Ratio described in Section 1.1 shall be adjusted in the manner provided in this Section 3.3 upon the occurrence of any of the following events:

          (a) Changes in Number of Outstanding Shares. If either GCFC or IBT changes (or establishes a record date for changing) the number of shares of IBT Common Stock or the number of shares of GCFC Common Stock, issued and outstanding as of the date of this Agreement, as a result of a stock dividend, stock split, recapitalization or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Agreement and prior to the Effective Time, then the Exchange Ratio shall be appropriately and proportionately adjusted as such that the actual aggregate consideration to be paid by IBT to holders of shares of GCFC Common Stock pursuant to Section 3.1 above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Agreement.

          (b) Authorized Issuances. Notwithstanding any other provisions of this section, no adjustment shall be made in the event of the issuance of additional shares of IBT Common Stock pursuant to the IBT dividend reinvestment plan or upon the grant or sale of shares or rights to receive shares to, or for, the account of IBT's directors or employees pursuant to any deferred stock compensation, employee stock purchase and other compensation or benefit plans of IBT.

          (c) Changes in Capital. Subject only to making any adjustment provided above in related computations prescribed in this section, nothing contained in this Agreement shall preclude IBT from amending its Articles of Incorporation to change its capital structure or from issuing additional shares of IBT Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

          (d) Increase in Outstanding Shares of GCFC Common Stock. If at the Effective Time the number of shares of GCFC Common Stock outstanding is greater than 773,103 for any reason whatsoever (whether or not such increase constitutes a breach of this Agreement), then the Exchange Ratio shall be adjusted by multiplying it by a fraction (a) the numerator of which shall be 773,103, and
(b) the denominator of which shall be the total number of shares of GCFC Common Stock outstanding as of the Effective Time.

          (e) No Adjustment for GCFC Transaction Expenses. The foregoing notwithstanding, in no event shall the Exchange Ratio be adjusted for GCFC's expenses associated with the Merger transaction, including but not limited to investment banking fees, legal fees, accounting fees and any change of control agreement payments related to the Merger transaction.

     3.4. Reservation of Shares. IBT shall reserve for issuance a sufficient number of shares of IBT Common Stock for the purpose of issuing such shares to GCFC shareholders in accordance with this Article III.

     3.5. GCFC Stock Options. GCFC shall take all action reasonably necessary so that, on or before the Closing Date, each holder of a stock option (the "GCFC Stock Options") heretofore granted under the Greenville Community Financial Corporation Stock Compensation Plan shall exercise such GCFC Stock Option in accordance with its terms (including exercise whereby the option holder pays the exercise price through a reduction in the number of shares issuable upon exercise based on a fair market value of the GCFC shares of $44 per share);

provided however, any GCFC Stock Options that are not exercised by the option holder on or before the Closing Date shall be cancelled and extinguished for no consideration as of the Effective Time.

               ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF GCFC

     4.1. Representations and Warranties of GCFC. GCFC represents and warrants to IBT that the statements contained in this Article IV are correct as of the date of this Agreement, except as set forth in the GCFC Disclosure Schedule delivered by GCFC to IBT on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. GCFC has made a good faith effort to ensure that the disclosure on each schedule of the GCFC Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the GCFC Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

          (a) Organization, Standing and Power.

               (i) GCFC is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. GCFC has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. GCFC is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

               (ii) GCB is a wholly-owned subsidiary of GCFC and a Michigan chartered commercial bank duly organized, validly existing and in good standing under the laws of the state of Michigan. GCB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of GCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by GCB when due.

               (iii) GCFC Disclosure Schedule 4.1(a)(iii) sets forth each GCFC Subsidiary. Each GCFC Subsidiary (other than GCB) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

               (iv) The respective books of account, minute books, stock record books and other records of GCFC and each GCFC Subsidiary are complete and correct in all material respects, represent bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of GCFC and the GCFC Subsidiaries contain accurate and adequate records of all corporate actions actually taken by their shareholders, board of directors and committees of the board of directors in all material respects. Since January 1, 2003, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2003, have been made available for IBT's review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

               (v) Prior to the date of this Agreement, GCFC has furnished to IBT, true and correct copies of the articles of incorporation or charter and bylaws of GCFC and each GCFC Subsidiary. GCFC Disclosure Schedule 4.1(a)(v) sets forth any and all current noncompliance with GCFC's articles of incorporation and bylaws. Such noncompliance has not, and will not have, a Material Adverse Effect on GCFC.

               (vi) Neither GCFC nor any GCFC Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals or sales of banking, securities, insurance or other financial products or services or their joint investment in and management of any active business enterprise.

          (b) Capital Structure.

               (i) The authorized capital stock of GCFC consists of One Million (1,000,000) shares of GCFC Common Stock, of which 773,103 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. GCFC has no outstanding options, warrants or other rights which are convertible into shares of GCFC Common Stock, except as disclosed on GCFC Disclosure Schedule 4.1(b)(i). Except for shares issued pursuant to the exercise of existing options disclosed in GCFC Disclosure Schedule 4.1(b)(i), after the date of this Agreement, the number of issued and outstanding shares of GCFC Common Stock is not subject to change prior to the Effective Time. Neither GCFC nor any GCFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of GCFC Common Stock, or any other security of GCFC or any securities representing the right to vote, purchase or otherwise receive any shares of GCFC Common Stock or any other security of GCFC, other than shares issuable under the GCFC Stock Benefit Plans. GCFC Disclosure
Schedule 4.1(b)(i) sets forth: the name of each holder of an award granted under any GCFC Stock Benefit Plan, identifying the nature, number of shares, grant and vesting dates of the award.

               (ii) Except for the GCFC Subsidiaries and as set forth in GCFC Disclosure Schedule 4.1(b)(ii), GCFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of GCB or any other GCFC Subsidiary, equity interests held by GCB in a fiduciary capacity, and equity interests held in connection with the lending activities of GCB. GCFC owns each of its outstanding shares of capital stock of each GCFC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

               (iii) Except as set forth on GCFC Disclosure Schedule 4.1(b)(iii), to GCFC's Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of GCFC Common Stock.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which GCFC's shareholders may vote has been issued by GCFC and are outstanding.

          (c) Authority.

               (i) GCFC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.3 and the approval of this Agreement by GCFC's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GCFC and the completion by GCFC of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of GCFC. This Agreement has been duly and validly executed and delivered by GCFC, and subject to approval by the shareholders of GCFC and receipt of the Regulatory Approvals described in
Section 8.3 hereof, constitutes the valid and binding obligations of GCFC, enforceable against GCFC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (ii) GCB has full corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Subsidiary Merger and the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of GCB and approved by the sole shareholder of GCB. No other corporate proceedings on the part of GCB will be necessary to consummate the transactions contemplated by the Bank Merger Agreement. The Bank Merger Agreement has been duly and validly executed and delivered by GCB and (assuming due authorization, execution and delivery by Isabella) constitutes a valid and binding obligation of GCB, enforceable against GCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (iii) Neither the execution and delivery of this Agreement by GCFC or the Bank Merger Agreement by GCB, nor the consummation by GCFC or GCB, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by GCFC or GCB, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of GCFC or the Charter, bylaws or similar governing documents of any GCFC Subsidiary, or (ii) assuming that the consents and approvals referred to herein are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GCFC or any GCFC Subsidiary, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of GCFC or any GCFC Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GCFC or any GCFC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d) Call Reports. The following reports (including all related schedules, notes and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

               (i) The consolidated reports of condition and income of GCB (including any amendments) as of and for each of the fiscal years ended December 31, 2006, 2005 and 2004 and as of and for the fiscal quarter ended June 30, 2007, as filed with the FDIC; and

               (ii) The FR Y-9C (including any amendments) for GCFC as of and for each of the fiscal years ended December 31, 2006, 2005 and 2004, as filed with the FRB.

     All of such reports required to be filed prior to the Effective Time by GCFC and/or GCB will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

          (e) Information Supplied. None of the information supplied or to be supplied by GCFC or any GCFC Subsidiary for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by IBT in connection with the issuance of shares of IBT Common Stock in the Merger (including the Proxy Statement and prospectus constituting a part thereof, the "Merger Registration Statement") will, at the time the Merger Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement - Prospectus and any amendment or supplement thereto will, at the date of mailing to GCFC shareholders and at the time of the meeting of shareholders of GCFC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement - Prospectus (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Merger Registration Statement (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          (f) Consents. Except for the Regulatory Approvals referred to in
Section 8.3 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of GCFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to GCFC's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by GCFC and the Subsidiary Merger Agreement by GCB, and the completion by GCFC of the Merger and the completion of the Subsidiary Merger by GCB. To GCFC's Knowledge, (i) it has not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement, and (ii) there is no reason to expect that all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement will not be received.

          (g) Financial Statements.

               (i) GCFC has previously made available to IBT the GCFC Financial Statements. Except as disclosed in GCFC Disclosure Schedule 4.1(g)(i), the GCFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject to the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of GCFC and the GCFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

               (ii) At the date of each balance sheet included in the GCFC Financial Statements, GCFC nor any GCFC Subsidiary had any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such GCFC Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          (h) Taxes. GCFC and the GCFC Subsidiaries that are at least 80% owned by GCFC are members of the same Affiliated group within the meaning of Code
Section 1504(a). GCFC has duly filed all federal, state and material local tax returns required to be filed by or with respect to GCFC and each GCFC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to GCFC's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from GCFC and any GCFC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, neither GCFC nor any GCFC Subsidiary has received notice of, and to GCFC's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of GCFC or any GCFC Subsidiary, and no claim has been made by any authority in a jurisdiction where GCFC or any GCFC Subsidiary do not file tax returns that GCFC or any such GCFC Subsidiary is subject to taxation in that jurisdiction. GCFC and its GCFC Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. GCFC and each of its GCFC Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and GCFC and each of its GCFC Subsidiaries, to GCFC's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

          (i) Events Since January 1, 2007. Neither GCFC nor any GCFC Subsidiary has, since January 1, 2007:

               (i) Other than as contemplated by this Agreement, or except as contained in GCFC Disclosure Schedule 4.1(i)(i), conducted its business other than in the ordinary course or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.

               (ii) Experienced or, to GCFC's Knowledge, been threatened by any strike, work stoppage, organizational effort or other organized labor trouble or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on GCFC.

               (iii) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than those shown on GCFC's Financial Statements as of December 31, 2006, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities and obligations that do not in the aggregate exceed $100,000.

               (iv) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge and encumbrance for indebtedness that does not exceed $100,000 or for the aggregate of any group of mortgages, pledges, liens, charges and encumbrances for indebtedness that do not in the aggregate exceed $200,000.

               (v) Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties or operations of GCFC or the GCFC Subsidiaries, except as may be expressly provided in this Agreement.

               (vi) Experienced any damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on GCFC.

               (vii) Made any change in accounting methods or practices of GCFC or the GCFC Subsidiaries, except as required by applicable Governmental Entity or by GAAP.

               (viii) Made any write-down in excess of $50,000 of any of its assets which were reflected in GCFC's Financial Statements which write-downs have not been reflected in subsequent GCFC Financial Statements.

               (ix) Made any increase in the salary schedule, compensation rate, fee or commission of GCFC's or the GCFC Subsidiaries' employees, officers or directors or any declaration, commitment or obligation of any kind for the payment by GCFC or the GCFC Subsidiaries of a bonus or other additional salary, compensation, fee or commission to any person, except for increases made in the ordinary course of business and consistent with past practices.

               (x) Waived or released any material right or claim of GCFC or the GCFC Subsidiaries in excess of $10,000 except in the ordinary course of business (including, but not limited to, loan or lease collection actions).

          (j) Material Contracts; Leases; Defaults.

               (i) Except as set forth in GCFC Disclosure Schedule 4.1(j)(i), neither GCFC nor any GCFC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of GCFC or any GCFC Subsidiary, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of GCFC or any GCFC Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of GCFC or any GCFC Subsidiary; (iv) any agreement (other than this Agreement) which by its terms limits the payment of dividends by GCFC or any GCFC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of notes payable, including trust preferred obligations, purchase money obligations, conditional sale, lease purchase, guaranty or otherwise, in respect of which GCFC or any GCFC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to IBT; (vi) any other agreement, written or oral, that obligates GCFC or any GCFC Subsidiary for the payment of more than $50,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by GCFC or any GCFC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

               (ii) Each real estate lease that will require the consent of the lessor or its agent or the assignment to Surviving Corporation as a result of the Merger by virtue of the terms of any such lease, is listed in GCFC Disclosure Schedule 4.1(j)(ii) identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to GCFC's Knowledge, neither GCFC nor any GCFC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

               (iii) Except as described in GCFC Disclosure Schedule 4.1(j)(iii), all data processing contracts of GCFC or the GCFC Subsidiaries are cancelable by GCFC or the GCFC Subsidiaries on or before the Effective Time without cost, penalty or further obligation.

               (iv) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.1(j)(i), 4.1(j)(ii) and 4.1(j)(iii) have been made available to IBT on or before the date hereof, are listed on GCFC Disclosure Schedule 4.1(j)(i), 4.1(j)(ii) and 4.1(j)(iii) and are in full force and effect on the date hereof. Except as set forth in GCFC Disclosure Schedule 4.1(j)(iv), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which GCFC or any GCFC Subsidiary is a party or under which GCFC or any GCFC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in GCFC Disclosure Schedule 4.1(j)(iv), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of GCFC or any GCFC Subsidiary; or (y) requires GCFC or any GCFC Subsidiary to provide a benefit in the form of GCFC Common Stock or determined by reference to the value of GCFC Common Stock.

               (v) There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Agreement, or the change of control or merger of GCFC or any GCFC Subsidiary or the liquidation of GCFC upon consummation of the Merger where any of the following: (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any material right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by GCFC or any GCFC Subsidiary (or IBT or any IBT Subsidiaries as their successors) or have a Material Adverse Effect on GCFC.

          (k) Ownership of Property; Insurance Coverage.

               (i) GCFC and each GCFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by GCFC or any GCFC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent GCFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by GCB or GCFC acting in a fiduciary capacity, and
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. GCFC and each GCFC

Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by GCFC and each GCFC Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the GCFC Financial Statements.

               (ii) GCFC and each GCFC Subsidiary currently maintain insurance considered by each of them to be customary and adequate for their respective operations. Neither GCFC nor any GCFC Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of material claims have been given by GCFC, or any GCFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years GCFC and each GCFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GCFC Disclosure Schedule 4.1(k)
(ii) identifies all policies of insurance maintained by GCFC and each GCFC Subsidiary.

          (l) Legal Proceedings.

               (i) Except as set forth in GCFC Disclosure Schedule 4.1(l), neither GCFC nor any GCFC Subsidiary is a party to any, and there are no pending or, to GCFC's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against GCFC or any GCFC Subsidiary, (ii) to which GCFC or any GCFC Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of GCFC or any GCFC Subsidiary to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

               (ii) There is no action, suit, proceeding, claim, arbitration or investigation pending or to the Knowledge of GCFC threatened, by any person, including without limitation any Governmental Entity, against any director, officer, employee, trustee, agent or other person who may be entitled to receive indemnification or reimbursement of any claim, loss or expense under any agreement, contract or arrangement providing for corporate indemnification or reimbursement of any such person from GCFC.

          (m) Compliance With Applicable Law.

               (i) To GCFC's Knowledge, each of GCFC and each GCFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees and customers, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither GCFC nor any GCFC Subsidiary has received any written notice to the contrary.

               (ii) Each of GCFC and each GCFC Subsidiary has all material permits, licenses, authorizations orders and approvals of, and has timely made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GCFC's Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals set forth in Section 8.3.

               (iii) For the period beginning January 1, 2004, neither GCFC nor any GCFC Subsidiary has received any notification or, to GCFC's Knowledge, any other communication from any Bank Regulator (i) asserting that GCFC or any GCFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to GCFC or any GCFC Subsidiary; (iii) requiring or threatening to require GCFC or any GCFC Subsidiary, or indicating that GCFC or any GCFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of GCFC or any GCFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of GCFC or any GCFC Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither GCFC nor any GCFC Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to GCB as to compliance with the CRA is "Satisfactory" or better.

               (iv) Prior to the date of this Agreement, GCFC has furnished to IBT copies of all federal and state banking regulatory examination reports, management reports and related correspondence issued about and to GCFC and any GCFC Subsidiary for the fiscal years 2004 through 2007 (collectively referred to as the "Reports"). The Reports are true and complete in all respects, and that no other examination report, management report, correspondence, or other notice regarding the Reports has been communicated to GCFC or any GCFC Subsidiary by any federal or state banking regulator and not provided to IBT.

          (n) Employee Benefit Plans.

               (i) GCFC Disclosure Schedule 4.1(n)(i) includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by GCFC or any GCFC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of GCFC or any GCFC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Except as set forth in GCFC Disclosure Schedule 4.1(n)(i), neither GCFC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. GCFC has made available to IBT true and correct copies of the Compensation and Benefit Plans. There are no outstanding unvested or unexercised awards under any GCFC benefit plans and there are no awards available for issuance under any such plan.

               (ii) Except as disclosed in GCFC Disclosure Schedule 4.1(n)(ii), each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and GCFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of GCFC, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither GCFC nor any GCFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject GCFC or any GCFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

               (iii) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements to which GCFC or any GCFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on GCFC's consolidated financial statements to the extent required by GAAP. GCFC or GCFC Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

               (iv) Neither GCFC nor any GCFC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in GCFC Disclosure
Schedule 4.1(n)(iv), there has been no
communication to employees by GCFC or any GCFC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

               (v) Except as set forth in GCFC Disclosure Schedule 4.1(n)(v), GCFC and GCFC Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

               (vi) Except as set forth in GCFC Disclosure Schedule 4.1(n)(vi), with respect to each Compensation and Benefit Plan, if applicable, GCFC has provided or made available to IBT copies of the: (A) trust instruments and insurance contracts, (B) two (2) most recent Forms 5500 filed with the IRS, (C) two (2) most recent actuarial reports and financial statements; (D) most recent summary plan description, (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years, and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable.

               (vii) Except as set forth in GCFC Disclosure Schedule 4.1(n)(vii), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

               (viii) Neither GCFC nor any GCFC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

               (ix) To the Knowledge of GCFC, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of GCFC or any GCFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

               (x) Except as disclosed in GCFC Disclosure Schedule 4.1(n)(x), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

          (o) Brokers, Finders and Financial Advisors. Neither GCFC nor any GCFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Donnelly Penman & Partners in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Donnelly Penman & Partners in connection with the transactions contemplated by this Agreement.

          (p) Real Property. With respect to each parcel of real property owned, legally or beneficially, by GCFC or any GCFC Subsidiary ("GCFC's Real Property") and also with respect to each parcel of real property leased by GCFC or any GCFC Subsidiary ("GCFC's Leased Real Property"), all of which are listed on the GCFC Disclosure Schedule 4.1(p); to GCFC's Knowledge:

               (i) None of GCFC, the GCFC Subsidiaries, GCFC's Real Property, or GCFC's Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance or other law, order, regulation or requirement.

               (ii) All buildings and improvements to GCFC's Real Property and GCFC's Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

               (iii) None of GCFC's Real Property or GCFC's Leased Real Property is the subject of any pending condemnation action. To GCFC's Knowledge, there is no proposal under active consideration by any public or governmental authority or entity to acquire GCFC's Real Property or GCFC's Leased Real Property for any governmental purpose.

               (iv) There is no pending or to GCFC's Knowledge proposed special assessment affecting or which may affect GCFC's Real Property or GCFC's Leased Real Property.

          (q) Duties as Fiduciary. To the knowledge of GCFC, GCB has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards. GCB has not received notice of any claim, allegation or complaint from any person that GCB failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in GCFC's Financial Statements.

          (r) Environmental Matters.

               (i) Except as may be set forth in GCFC Disclosure Schedule 4.1(r) and any Phase I Environmental Report identified therein, with respect to GCFC and each GCFC Subsidiary:

                    (A) each of GCFC and the GCFC Subsidiaries and, to GCFC's Knowledge, the Participation Facilities and Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

                    (B) GCFC has received no notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GCFC's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the GCFC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by it or any of the GCFC Subsidiaries or any Participation Facility;

                    (C) GCFC has received no notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to GCFC's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or GCFC or any of the GCFC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                    (D) to GCFC's Knowledge, the properties currently owned or operated by GCFC or any GCFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

                    (E) neither GCFC nor any GCFC Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                    (F) to GCFC's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by GCFC or any of the GCFC Subsidiaries or any Participation Facility, and to GCFC's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by GCFC or any of the GCFC Subsidiaries or any Participation Facility; and

                    (G) to GCFC's Knowledge, during the period of (s) GCFC's or any of the GCFC Subsidiaries' ownership or operation of any of their respective current properties or (t) GCFC's or any of the GCFC Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To GCFC's Knowledge, prior to the period of (x) GCFC's or any of the GCFC Subsidiaries' ownership or operation of any of their respective current properties or (y) GCFC's or any of the GCFC Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

               (ii) "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          (s) Fairness Opinion. GCFC's Board of Directors has received an oral opinion of Donnelly Penman & Partners in its capacity as GCFC's financial advisor, substantially to the effect that the consideration to be received by the holders of the GCFC Common Stock in the Merger is fair to the holders of GCFC Common Stock from a financial point of view.

          (t) Loan Portfolio.

               (i) To GCFC's Knowledge, the allowance for loan losses reflected in the notes to GCFC's audited consolidated statement of financial condition at December 31, 2006 was, and the allowance for loan losses shown in the notes to the GCFC's audited consolidated financial statements for periods ending after December 31, 2006 were, or will be, adequate, as of the dates thereof, under GAAP.

               (ii) GCFC Disclosure Schedule 4.1(t)(ii) sets forth a listing, as of the most recently available date, by account, of: (A) each borrower, customer or other party which has notified GCFC or any GCFC Subsidiary during the past twelve months of, or has asserted against GCFC or any GCFC Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of GCFC, each borrower, customer or other party which has given GCFC or any GCFC Subsidiary any oral notification of, or orally asserted to or against GCFC or any GCFC Subsidiary, any such claim; and (B) all loans in excess of $15,000, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specifically Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, together with an aggregate total of all such loans that would otherwise be disclosed pursuant to (B)(1)-(5) above except the amount involved is $15,000 or less; and (C) all other assets classified by GCFC or any GCFC Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

               (iii) All loans receivable (including discounts) and accrued interest entered on the books of GCFC and the GCFC Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of GCFC's or the appropriate GCFC Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in GCFC Disclosure
Schedule 4.1(t)(iii). To the Knowledge of GCFC, the loans, discounts and the accrued interest reflected on the books of GCFC and the GCFC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in GCFC Disclosure Schedule 4.1(t)(iii), all such loans are owned by GCFC or the appropriate GCFC Subsidiary free and clear of any liens.

               (iv) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

          (u) Related Party Transactions. Except as set forth in GCFC Disclosure
Schedule 4.1(u), neither GCFC nor any GCFC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of GCFC or any GCFC Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of GCFC or any GCFC Subsidiary is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate or other modifications pursuant to GCFC's loan modification policy that is applicable to all Persons. Neither GCFC nor any GCFC Subsidiary has been notified that principal and interest with respect to any such loan or other accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by GCFC is inappropriate.

          (v) Deposits. Except as disclosed in GCFC Disclosure Schedule 4.1(v), none of the deposits of GCB is a "brokered deposit" as defined in 12 C.F.R.
Section 337.6(a)(2).

          (w) Required Vote. The affirmative vote of a majority of the GCFC board of directors and of the issued and outstanding shares of GCFC Common Stock is required on behalf of GCFC to approve this Agreement and the Merger under GCFC's Articles of Incorporation and the MBCA.

          (x) Intellectual Property. GCFC and each GCFC Subsidiary owns or, to GCFC's Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither GCFC nor any GCFC Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. GCFC and each GCFC Subsidiary


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

have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

          (y) Policies and Procedures. Since January 1, 2007, GCFC and each GCFC Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to IBT as applicable to the periods when those policies and procedures were in effect except where the failure to comply would not be reasonably likely to have a Material Adverse Effect on GCFC.

          (z) Reorganization. GCFC has no Knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

                ARTICLE V - REPRESENTATIONS AND WARRANTIES OF IBT

     5.1. Representations and Warranties of IBT. IBT represents and warrants to GCFC that the statements contained in this Article V are correct as of the date of this Agreement, except as set forth in the IBT Disclosure Schedule delivered by IBT to GCFC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. IBT has made a good faith effort to ensure that the disclosure on each schedule of the IBT Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the IBT Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably apparent that such item applies to such other schedule.

          (a) Organization, Standing and Power.

               (i) IBT is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. IBT has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. IBT is a financial services holding company duly registered under the Bank Holding Company Act of 1956, as amended.

               (ii) Isabella is a wholly-owned subsidiary of IBT and a Michigan chartered bank duly organized, validly existing and in good standing under the laws of the state of Michigan. Isabella has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of Isabella are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Isabella when due.

               (iii) IBT Disclosure Schedule 5.1(a)(iii) sets forth each IBT Subsidiary. Each IBT Subsidiary (other than Isabella) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

          (b) Capital Structure.

               (i) The authorized capital stock of IBT consists of Ten Million (10,000,000) shares of IBT Common Stock, of which 6,325,773 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither IBT nor any IBT Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of IBT Common Stock, or any other security of IBT or any securities representing the right to vote, purchase or otherwise receive any shares of IBT Common Stock or any other security of IBT, other than shares issuable under the IBT Stock Benefit Plans.

               (ii) Except as set forth in IBT Disclosure Schedule 5.1(b)(ii), or as is set forth in the IBT proxy statement for its annual meeting held in 2007, to IBT's Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of IBT Common Stock.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which IBT's shareholders may vote has been issued by IBT and are outstanding.

          (c) Authority.

               (i) IBT has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.3, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IBT and the completion by IBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of IBT. This Agreement has been duly and validly executed and delivered by IBT, and subject to the receipt of the Regulatory Approvals described in Section 8.3 hereof constitutes the valid and binding obligations of IBT, enforceable against IBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (ii) Isabella has full corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Subsidiary Merger and the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Isabella and approved by the sole shareholder of Isabella. No other corporate proceedings on the part of Isabella will be necessary to consummate the transactions contemplated by the Bank Merger Agreement. The Bank Merger Agreement has been duly and validly executed and delivered by Isabella and (assuming due authorization, execution and delivery by GCB) constitutes a valid and binding obligation of Isabella, enforceable against Isabella in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (iii) Neither the execution and delivery of this Agreement by IBT or the Bank Merger Agreement by Isabella, nor the consummation by IBT or Isabella, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by IBT or Isabella, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of IBT or the Charter, bylaws or similar governing documents of any IBT Subsidiary, or (ii) assuming that the consents and approvals referred to herein are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBT or any IBT Subsidiary, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the obligation to sell or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of IBT or any IBT Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IBT or any IBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d) Consents. Except for the Regulatory Approvals referred to in
Section 8.3 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of GCFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to IBT's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by IBT and the Subsidiary Merger Agreement by Isabella, and the completion by IBT of the Merger and the completion of the Subsidiary Merger by Isabella. To IBT's Knowledge, (i) it has not received notice as of the date hereof that any Bank Regulator intends to disapprove or object to the completion of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement, and (ii) there is no reason to expect that all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement will not be received.

          (e) Financial Statements.

               (i) IBT has previously made available to GCFC the IBT Financial Statements. Except as disclosed in IBT Disclosure Schedule 5.1(e)(i), the IBT Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of IBT and the IBT Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

               (ii) At the date of each balance sheet included in the IBT Financial Statements, IBT nor any IBT Subsidiary had any liability, obligation or loss contingency of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such IBT Financial Statements or in the footnotes thereto which were not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which were not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          (f) Taxes. IBT and the IBT Subsidiaries that are at least 80% owned by IBT are members of the same Affiliated group within the meaning of Code Section 1504(a). IBT has duly filed all federal, state and material local tax returns required to be filed by or with respect to IBT and each IBT Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to IBT's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from IBT and any IBT Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or
(iii) have not yet been fully determined. As of the date of this Agreement, neither IBT nor any IBT Subsidiary has received notice of, and to IBT's Knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of IBT or any IBT Subsidiary, and no claim has been made by any authority in a jurisdiction where IBT or any IBT Subsidiary do not file tax returns that IBT or any such IBT Subsidiary is subject to taxation in that jurisdiction. IBT and its IBT Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. IBT and each of its IBT Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and IBT and each of its IBT Subsidiaries, to IBT's Knowledge, has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

          (g) No Material Adverse Effect. Except as disclosed in IBT's Securities Documents filed on or prior to the date hereof, IBT and the IBT Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since January 1, 2007, and to IBT's Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on IBT and the IBT Subsidiaries, taken as a whole.

          (h) Ownership of Property; Insurance Coverage.

               (i) IBT and each IBT Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by IBT or any IBT Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent IBT Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by Isabella or IBT acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. IBT and each IBT Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by IBT and each IBT Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the IBT Financial Statements.

               (ii) IBT and each IBT Subsidiary currently maintain insurance considered by each of them to be customary and adequate for their respective operations. Neither IBT nor any IBT Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of material claims have been given by IBT, or any IBT Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years IBT and each IBT Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. IBT Disclosure Schedule 5.1(h)
(ii) identifies all policies of insurance maintained by IBT and each IBT Subsidiary.

          (i) Legal Proceedings. Except as set forth in IBT Disclosure Schedule 5.1(i), neither IBT nor any IBT Subsidiary is a party to any, and there are no pending or, to IBT's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against IBT or any IBT Subsidiary, (ii) to which IBT or any IBT Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of IBT or any IBT Subsidiary to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry referred to in clauses (i) and (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          (j) Compliance with Applicable Law.

               (i) To IBT's Knowledge, each of IBT and each IBT Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees and customers, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither IBT nor any IBT Subsidiary has received any written notice to the contrary.

               (ii) Each of IBT and each IBT Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has timely made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to IBT's Knowledge, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals set forth in Section 8.3.

               (iii) For the period beginning January 1, 2004, neither IBT nor any IBT Subsidiary has received any notification or, to IBT's Knowledge, any other communication from any Bank Regulator (i) asserting that IBT or any IBT Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to IBT or any IBT Subsidiary; (iii) requiring or threatening to require IBT or any IBT Subsidiary, or indicating that IBT or any IBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of IBT or any IBT Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of IBT or any IBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither IBT nor any IBT Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Isabella as to compliance with the CRA is "Satisfactory" or better.

          (k) IBT Common Stock. The shares of IBT Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          (l) Securities Documents. IBT has made available to GCFC copies of its
(i) annual reports on Form 10-K for the years ended December 31, 2006, 2005 and 2004, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and (iii) proxy materials used for its meetings of shareholders held in 2007, 2006 and 2005. Such reports and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

          (m) Reorganization. IBT has no Knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Code.

          (n) Information Supplied. None of the information supplied or to be supplied by IBT or any IBT Subsidiary for inclusion or incorporation by reference in (i) the Merger Registration Statement will, at the time the Merger Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to GCFC shareholders and at the time of the meeting of shareholders of GCFC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to GCFC) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Merger Registration Statement (except for such portions thereof that relate only to GCFC) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          (o) Required Vote. Only the affirmative vote of a majority of the IBT board of directors is required on behalf of IBT to approve this Agreement and the Merger under IBT's Articles of Incorporation and the MBCA.

          (p) Merger Consideration. As of the Closing Date and subject to
Article IX, IBT will have authorized shares of IBT Common Stock and cash in the aggregate amount of the Merger Consideration available for deposit with the Exchange Agent.

          (q) Pro Forma Capital Requirements. Isabella is, and on a pro forma basis giving effect to the transactions contemplated by this Agreement and any financing or capital injection contemplated by IBT, will be "adequately capitalized" as defined for purposes of the Federal Deposit Insurance Act and applicable regulations.

          (r) Brokers, Finders and Financial Advisors. Neither IBT nor any IBT Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person other than Austin Associates, LLC in connection with the transactions contemplated by this Agreement.

                         ARTICLE VI - COVENANTS OF GCFC

     6.1. Conduct of Business.

          (a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of IBT, GCFC will, and will cause each GCFC Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

          (b) Negative Covenants. GCFC agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by IBT in writing, it will not, and it will cause each of the GCFC Subsidiaries not to:

               (i) change or waive any provision of its Articles of Incorporation or Bylaws, except as required by law;

               (ii) change the number of authorized or issued shares of its capital stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any GCFC Stock Benefit Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock other than dividends issued consistent with the past practice of GCFC, or redeem or otherwise acquire any shares of capital stock;

               (iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

               (iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as required by any Bank Regulator;

               (v) except as agreed to or incurred prior to the date of this Agreement, grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees except that GCFC may (A) authorize compensation increases including bonuses to officers in the ordinary course of business not to exceed $10,000 in the aggregate, after the execution of this Agreement through December 31, 2007, and
(B) hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

               (vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan other than regularly scheduled contributions consistent with past practice;

               (vii) merge or consolidate GCFC or any GCFC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of GCFC or any GCFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between GCFC, or any GCFC Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any GCFC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

               (viii) sell or otherwise dispose of the capital stock of GCFC or sell or otherwise dispose of any asset of GCFC or of any GCFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of GCFC or of any GCFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

               (ix) take any action which would result in any of the representations and warranties of GCFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

               (x) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating GCFC or any GCFC Subsidiary;

               (xi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which GCFC or any GCFC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

               (xii) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with GCFC's or any GCFC Subsidiary's current investment policy;

               (xiii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the GCFC Disclosure Schedule 6.1(b)(xiii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1,000,000 for a commercial real estate loan, $500,000 for a construction loan, $250,000 for a commercial business loan, or in excess of $500,000 for a residential loan, except that if IBT does not object within 24 hours after confirmation of receipt of notification from GCFC of an intent to originate a loan in excess of the amounts set forth in this paragraph, consent shall be deemed to have been given by IBT. Notwithstanding Section 12.4, notice under this Section 6.1(b)(xiii) may also be provided by facsimile or electronic mail;

               (xiv) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliates other than pursuant to GCFC's existing insider loan policy;

               (xv) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

               (xvi) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

               (xvii) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, by a Bank Regulator, or in the discretion of the GCFC board of directors, consistent with prudent banking practice, in which case GCFC shall give prior notice to IBT;

               (xviii) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any GCFC Compensation and Benefit Plan;

               (xix) except as set forth in GCFC Disclosure Schedule 6.1(b)(xix), make any capital expenditures in excess of $25,000 individually and in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

               (xx) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and other than the sale or disposal or worn, surplus or replaced equipment;

               (xxi) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless IBT has been given prior notice of any loan participation being sold;

               (xxii) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of banking business;

               (xxiii) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding in an amount exceeding $10,000;

               (xxiv) except to reelect persons who are then incumbent officers and directors at annual meetings, not (A) increase the number of directors, (B) elect or appoint any person to an executive office, or (C) hire any person to perform the services of an executive officer; or

               (xxv) agree to do any of the foregoing.

     6.2. Current Information.

          (a) Subject to Section 12.1 hereof, during the period from the date of this Agreement to the Effective Time, GCFC will cause one or more of its representatives to confer with representatives of IBT or a designated IBT Subsidiary and report the general status of its ongoing operations at such times as IBT or a designated IBT Subsidiary may reasonably request. GCFC will promptly notify IBT of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving GCFC or any GCFC Subsidiary.

          (b) Subject to Section 12.1 hereof, GCFC shall provide IBT, within thirty (30) days after the end of each month, a written list of (i) nonperforming assets (the term "nonperforming assets" for purposes of this subsection, means loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring,"), (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, and (v) impaired loans. On a monthly basis, GCFC shall provide IBT with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

          (c) GCFC shall promptly inform IBT upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of GCFC or any GCFC Subsidiary.

     6.3. Access to Properties and Records. Subject to Section 12.1 hereof, GCFC shall permit IBT or a designated IBT Subsidiary access upon reasonable notice to its properties and those of the GCFC Subsidiaries, and shall disclose and make available to IBT or a designated IBT Subsidiary to the extent permitted by applicable law during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter GCFC reasonably determines should be treated as confidential or privileged) and shareholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files (to the extent not resulting in waiver of attorney-client privilege), plans affecting employees, and any other business activities or prospects in which IBT may have a reasonable interest. GCFC shall provide and shall request its auditors to provide IBT with such historical financial information regarding it (and related audit reports and consents) as IBT may request for securities disclosure purposes. GCFC and each GCFC Subsidiary shall permit, upon reasonable notice, IBT at its own expense to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by GCFC or any GCFC Subsidiary. IBT shall indemnify and hold harmless GCFC for any claim, suit, liability, cost, expense or damages whatsoever arising out of or related to such environmental audits or any other inspection or due diligence activity conducted on GCFC's premises.

     6.4. Financial and Other Statements.

          (a) Promptly upon receipt thereof, GCFC will furnish to IBT copies of each annual, interim or special audit of the books of GCFC and the GCFC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to GCFC by such accountants in connection with each annual, interim or special audit of the books of GCFC and the GCFC Subsidiaries made by such accountants.

          (b) Promptly after a GCFC board meeting but no later than thirty (30) days after the end of each month, GCFC will deliver to IBT a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

          (c) GCFC will advise IBT promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of GCFC or any of the GCFC Subsidiaries.

          (d) With reasonable promptness, GCFC will furnish to IBT such additional financial data that GCFC possesses and as IBT may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     6.5. Maintenance of Insurance. GCFC shall maintain and cause the GCFC Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

     6.6. Disclosure Supplements. From time to time prior to the Effective Time, GCFC will promptly supplement or amend the GCFC Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such GCFC Disclosure Schedule or which is necessary to correct any information in such GCFC Disclosure Schedule which has been rendered inaccurate thereby.

     6.7. Consents and Approvals of Third Parties. GCFC shall use all commercially reasonable efforts, and shall cause each GCFC Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.8. All Reasonable Efforts. Subject to the terms and conditions herein provided, GCFC and GCB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Subsidiary Merger Agreement, except to the extent that such action, in the good faith determination of the board of directors of GCFC or GCB, as the case may be, after consultation with legal counsel, may result in a breach of fiduciary duty by said board of directors.

     6.9. Failure to Fulfill Conditions. In the event that GCFC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify IBT.

     6.10. No Solicitation. From and after the date hereof until the termination of this Agreement, neither GCFC, nor any GCFC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and Affiliates (including, without limitation, any investment banker, attorney or accountant retained by GCFC or any of the GCFC Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and GCFC shall notify IBT orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director or employee, or, to GCFC's Knowledge, investment banker, financial advisor, attorney, accountant or other representative of GCFC may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of GCFC from (i) complying with its disclosure obligations under federal or state law; or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of GCFC determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to GCFC's shareholders from a financial point of view than the Merger; (B) the Board of Directors of GCFC determines in good faith (after consultation with its financial and legal advisors) that the failure to furnish information to or enter into discussions with such Person would likely cause the Board of Directors to breach its fiduciary duties to shareholders under applicable law (such proposal that satisfies clause (A) and (B) being referred to herein as a "Superior Proposal"); and (C) GCFC promptly notifies IBT of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with GCFC or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreements that GCFC and IBT entered into. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving GCFC or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of GCFC and the GCFC Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale or tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of GCFC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                         ARTICLE VII - COVENANTS OF IBT

     7.1. Financial and Other Statements.

          (a) Promptly upon receipt thereof, IBT shall furnish to GCFC copies of each annual, interim or special audit of the books of IBT and the IBT Subsidiaries made by its independent accountants and copies of all internal control reports submitted to IBT by such accountants in connection with each annual, interim or special audit of the books of IBT and the IBT Subsidiaries made by such accountants.

          (b) Promptly after an IBT board meeting but no later than thirty (30) days after the end of each month, IBT shall deliver to GCFC a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

          (c) IBT will advise GCFC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of IBT or any of the IBT Subsidiaries.

          (d) With reasonable promptness, IBT shall furnish to GCFC such additional financial data that IBT possesses and as GCFC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

     7.2. Disclosure Supplements. From time to time prior to the Effective Time, IBT will promptly supplement or amend the IBT Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such IBT Disclosure Schedule or which is necessary to correct any information in such IBT Disclosure Schedule which has been rendered inaccurate thereby.

     7.3. Consents and Approvals of Third Parties. IBT shall use all commercially reasonable efforts and shall cause each IBT Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, IBT and Isabella agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Subsidiary Merger Agreement, except to the extent that such action, in the good faith determination of the board of directors of IBT or Isabella, as the case may be, after consultation with legal counsel, may result in a breach of fiduciary duty by said board of directors.

     7.5. Failure to Fulfill Conditions. In the event that IBT determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify GCFC.

     7.6. Employee Benefits. IBT shall, from and after the Effective Time until January 1, 2009, continue the defined contribution plan of GCFC in effect immediately preceding the Effective Time. No later than January 1, 2009, or as required by ERISA, IBT shall cause the employee defined contribution plans of IBT to be adopted by Isabella for all GCFC employees who were employed as of the Effective Time (the "Former GCFC Employees"). All Former GCFC Employees who become participants in an IBT employee pension benefit plan covered under ERISA shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of GCFC or any predecessor thereto prior to the Effective Time. This Agreement shall not be construed to limit the ability of IBT or the IBT Subsidiary to terminate the employment of any employee or to review employee pension benefits programs from time to time and to make such changes as it may deem appropriate. IBT shall, from and after the Effective Time, continue in effect any material welfare benefit plan, life insurance, group health plan or disability plan in which the employees of GCFC participated immediately prior to the Effective Time (or an arrangement providing substantially similar benefits). IBT and the IBT Subsidiary shall not take any action which would adversely affect the employees of GCFC participation in or materially reduce any benefits under any such plan or arrangement. Nothing contained in this subsection shall limit IBT or any IBT Subsidiary's right to amend or terminate any plan or arrangement to conform such plan or arrangement to statutory or regulatory requirements applicable to such plan or arrangement.

     7.7. Directors and Officers Indemnification; Insurance.

          (a) From and after the Effective Time through the third anniversary of the Effective Time, IBT and the IBT Subsidiaries (collectively the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of GCFC, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of GCFC or any GCFC Subsidiary or is or was serving at the request of GCFC or any GCFC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or the consummation of the Merger, to the fullest extent which indemnification is permitted under the applicable provisions of the MBCA or the Michigan Banking Law, as applicable, as in effect on the date hereof or in the event any subsequent amendment thereto expands the permissible scope of indemnification, then as amended.

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 7.7 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c) If IBT or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provisions shall be made so that the successors and assigns of IBT or the surviving company shall assume the obligations set forth in this Section 7.7 hereof prior to or simultaneously with the consummation of such transaction.

                  ARTICLE VIII - REGULATORY AND OTHER MATTERS

     8.1. Meetings of Shareholders. GCFC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in GCFC's reasonable judgment, necessary or desirable (the "GCFC Shareholders Meeting"), (ii) in connection with the solicitation of proxies with respect to the GCFC Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the GCFC Shareholders unless the Board of Directors shall have determined that such recommendation would violate its fiduciary duties under applicable law; and (iii) cooperate and consult with IBT with respect to each of the foregoing matters.

     8.2. Proxy Statement--Prospectus; Merger Registration Statement.

          (a) For the purposes (x) of registering IBT Common Stock to be offered to holders of GCFC Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the GCFC Shareholders Meeting, IBT shall draft and prepare, and GCFC shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by GCFC to the GCFC shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). IBT shall provide GCFC and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. IBT shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of IBT and GCFC shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and GCFC shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. IBT shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and GCFC shall furnish all information concerning GCFC and the holders of GCFC Common Stock as may be reasonably requested in connection with any such action.

          (b) Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. IBT shall advise GCFC promptly after IBT receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of IBT Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and IBT shall provide GCFC with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as GCFC may reasonably request.

          (c) GCFC and IBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, GCFC shall cooperate with IBT in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and IBT shall file an amended Merger Registration Statement with the SEC, and each of GCFC and IBT shall mail an amended Proxy Statement-Prospectus to GCFC's shareholders.

     8.3. Regulatory Approvals. Each of GCFC, GCB, IBT and Isabella will cooperate and use their respective reasonable best efforts to promptly prepare and, within 30 days after the date hereof or as soon thereafter as practicable, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the FRB, FDIC and OFIS and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Subsidiary Merger Agreement. GCFC and IBT shall furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of

GCFC, GCB, IBT or Isabella to any Bank Regulator or Governmental Entity in connection with the Merger or Subsidiary Merger and the other transactions contemplated by this Agreement and the Subsidiary Merger Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. GCFC shall have the right to review in advance all characterizations of the information relating to GCFC and any of its Subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement or the Subsidiary Merger Agreement with any Governmental Entity.

     8.4. Affiliates. GCFC shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of GCFC to deliver to IBT, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the GCFC Shareholders Meeting, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of IBT Common Stock to be received by such "affiliate" as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     8.5. Amended and Re-Stated Management Continuity Agreements. IBT, as the Surviving Corporation, agrees that as of the Closing Date, it shall assume and perform the Amended and Re-Stated Management Continuity Agreements set forth in GCFC Disclosure Schedule 8.5, in the same manner and to the same extent that GCFC would be required to perform said agreements if the Merger had not taken place.

     8.6. Post-Closing Operations. At and after the Closing Date, IBT and GCFC agree that all banking offices of GCB will remain open.

     8.7. Board Matters. As of the Effective Time, IBT will appoint Ted Kortes as a member of the Board of Directors of IBT to serve until the earlier of his attainment of age 70 or the date of the 2010 annual shareholders meeting of IBT.

     8.8. Execution and Authorization of Bank Merger Agreement. On the date of this Agreement, (a) IBT shall have (i) caused the Board of Directors of Isabella to approve the Bank Merger Agreement, (ii) caused Isabella to execute and deliver the Bank Merger Agreement, and (iii) approved the Bank Merger Agreement as the sole shareholder of Isabella, and (b) GCFC shall have (i) caused the Board of Directors of GCB to approve the Bank Merger Agreement, (ii) caused GCB to execute and deliver the Bank Merger Agreement, and (iii) approved the Bank Merger Agreement as the sole shareholder of GCB. The Bank Merger Agreement shall be substantially in the form attached hereto as Exhibit C.

     8.9. Put Rights. GCFC Shareholders who receive IBT Common Stock pursuant to the Merger (the "Merger Shares") shall have certain put rights as set forth in the Put Agreement which is attached hereto as Exhibit G.

                        ARTICLE IX - CLOSING CONDITIONS

     9.1. Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of GCFC.

          (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Subsidiary Merger Agreement.

          (c) Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such Regulatory Approval shall include any term, condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank holding company merger transactions and bank mergers, that would, in the good faith reasonable judgment of the Board of Directors of IBT, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of GCFC and IBT or GCB and Isabella or otherwise materially impair the value of GCFC and GCB to IBT.

          (d) Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Federal Tax Opinion. GCFC and IBT shall have received an opinion of Foster, Swift, Collins & Smith, P.C. counsel to IBT ("IBT's Counsel"), in form and substance reasonably satisfactory to both GCFC and IBT, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Merger will each be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, IBT's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of GCFC, IBT and others reasonably satisfactory to such counsel.

     9.2. Conditions to the Obligations of IBT under this Agreement. The obligations of IBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2(a) through 9.2(i) at or prior to the Closing Date, which shall be waiveable by IBT:

          (a) Representations and Warranties. Each of the representations and warranties of GCFC set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and GCFC shall have delivered to IBT a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of GCFC as of the Closing.

          (b) Agreements and Covenants. GCFC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and IBT shall have received a certificate signed on behalf of GCFC by the Chief Executive Officer and Chief Financial Officer of GCFC to such effect dated as of the Effective Time.

          (c) Permits, Authorizations, Etc. GCFC and the GCFC Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger and the Subsidiary Merger.

          (d) Dissenters' Rights. The holders of no more than 10% of the GCFC Common Stock shall have indicated their intention to seek dissenters' rights of appraisal.

          (e) Legal Opinion. IBT shall have received the opinion of Kreis, Enderle, Callander & Hudgins, P.C., counsel to GCFC, dated the Closing Date, in substantially the form shown on Exhibit D.

          (f) Fairness Opinion. IBT shall have received an opinion from Austin Associates, LLC, dated approximately the date of the Proxy Statement-Prospectus to the effect that the terms of the Merger are fair to IBT's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

          (g) Certificate as to Outstanding Shares. IBT shall have received one or more certificates dated as of the date of the Closing and signed by the Secretary of GCFC on behalf of GCFC, and by the transfer agent for GCFC Common Stock, certifying (a) the total number of shares of capital stock of GCFC issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the Secretary's certification, the number of shares of GCFC Common Stock, if any, that are issuable on or after that date, all in such form as IBT may reasonably request.

          (h) Sarbanes-Oxley Certification of Financial Statements. The Chief Executive Officer and the Chief Financial Officer of GCFC shall certify the GCFC Financial Statements in the form attached as Exhibit E.

GCFC will furnish IBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this
Section 9.2 as IBT may reasonably request.

     9.3. Conditions to the Obligations of GCFC under this Agreement. The obligations of GCFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3(a) through 9.3(f) at or prior to the Closing Date, which shall be waiveable by GCFC:

          (a) Representations and Warranties. Each of the representations and warranties of IBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date); and IBT shall have delivered to GCFC a certificate to such effect signed by the Chief Executive Officer and the Principal Financial Officer of IBT as of the Closing.

          (b) Agreements and Covenants. IBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and GCFC shall have received a certificate signed on behalf of IBT by the Chief Executive Officer and Principal Financial Officer of IBT to such effect dated as of the Effective Time.

          (c) Permits, Authorizations, Etc. IBT and the IBT Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger and the Subsidiary Merger.

          (d) Payment of Merger Consideration. IBT shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.

          (e) Legal Opinion. GCFC shall have received the opinion of Foster, Swift, Collins & Smith, P.C., counsel to IBT, dated the Closing Date, in substantially the form shown on Exhibit F.

          (f) Fairness Opinion. GCFC shall have received an opinion from Donnelly Penman and Partners, dated approximately the date of the Proxy Statement-Prospectus to the effect that the terms of the Merger are fair to GCFC's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

IBT will furnish GCFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this
Section 9.3 as GCFC may reasonably request.

                            ARTICLE X - THE CLOSING

     10.1. Time and Place. Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of IBT, 200 East Broadway, Mt. Pleasant, Michigan, at 10 a.m., or at such other place or time upon which IBT and GCFC mutually agree.

     10.2. Deliveries at the Closing. At Closing there shall be delivered to IBT and GCFC the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, IBT shall deliver the Merger Consideration as set forth under Section 9.3(d) hereof.

                 ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER

     11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of GCFC:

          (a) At any time by the mutual written agreement of IBT and GCFC;

          (b) By IBT or GCFC (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

          (c) By IBT or GCFC (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

          (d) By IBT or GCFC, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by IBT and GCFC; provided, that no party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          (e) By IBT or GCFC, if the shareholders of GCFC shall have voted at the GCFC Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

          (f) By IBT or GCFC, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement or the Subsidiary Merger Agreement and the transactions contemplated hereby and thereby, which final action (x) has become unappealable and (y) does not approve this Agreement, the Subsidiary Merger Agreement or the transactions contemplated hereby and thereby, (ii) any Bank Regulator whose approval or non-objection is required in connection with this Agreement or the Subsidiary Merger Agreement and the transactions contemplated hereby and thereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Subsidiary Merger and such order, decree, ruling or other action shall have become final and unappealable;

          (g) By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1(d) of this Agreement;

          (h) By the Board of Directors of IBT if GCFC has received a Superior Proposal and the Board of Directors of GCFC has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to IBT;

          (i) By the Board of Directors of GCFC if GCFC has received a Superior Proposal and the Board of Directors of GCFC has made a determination to accept such Superior Proposal; provided that GCFC shall not terminate this Agreement pursuant to this Section 11.1(i) and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following IBT's receipt of written notice advising IBT that GCFC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether GCFC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, GCFC shall provide a reasonable opportunity to IBT during the five Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable GCFC to proceed with the Merger on such adjusted terms.

     11.2. Effect of Termination.

          (a) In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

               (i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall pay to the nonbreaching party within one (1) Business Day after demand by the nonbreaching party, liquidated damages in an amount equal to $850,000 (the "Termination Fee"). In addition, GCFC shall pay to IBT within one (1) Business Day after demand by IBT, liquidated damages in an amount equal to the Termination Fee if the Agreement is terminated pursuant to Sections 11.1(h) or (i). The parties acknowledge that the agreements contained in this Section 11.2(b)(ii) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not have entered into this Agreement; accordingly, if a party fails to pay in a timely manner the Termination Fee due pursuant to this Section 11.2(b)(ii) and, in order to obtain such payment, the party due such fee makes a claim that results in a judgment for the amounts set forth in this Section 11.2(b)(ii), the party obligated to pay the Termination Fee shall pay to the other party, in addition to the amount of such judgment, the other party's reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 11.2(b)(ii) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 11.2(b)(ii) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 11.2(b)(ii), and shall be in lieu of damages incurred in the event of any such termination of this Agreement, and upon payment of such fees the party paying the fees shall have no further obligation to the other party except as described in Section 11.2(a).

     11.3. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of GCFC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of GCFC, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to GCFC's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

                          ARTICLE XII - MISCELLANEOUS

     12.1. Confidentiality. Except as provided below, IBT and GCFC each agree:

          (a) Treatment; Restricted Access. All information furnished to the other party or its Affiliates pursuant to this Agreement shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

          (b) No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

          (c) Excepted Information. The provisions of this section shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Agreement, received from any other person who is not Affiliates with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

          (d) Prohibit Insider Trading. The parties shall each take reasonable steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, GCFC Common Stock or IBT Common Stock until such information is properly disclosed to the public.

     12.2. Public Announcements. GCFC and IBT shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither GCFC nor IBT shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

     12.3. Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     12.4. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

     If to GCFC, to:            Ted Kortes
                                President and Chief Executive Officer
                                Greenville Community Financial Corporation
                                1405 West Washington Street
                                Greenville, Michigan 48838

     With required copies to:   Kreis, Enderle, Callander & Hudgins, P.C.
                                c/o Robert B. Borsos
                                171 Monroe Avenue, N.W., Suite 900B
                                Grand Rapids, Michigan 49503

     If to IBT, to:             Dennis P. Angner
                                President and Chief Executive Officer
                                IBT Bancorp, Inc.
                                200 East Broadway
                                Mt. Pleasant, MI 48858

     With required copies to:   Foster, Swift, Collins & Smith, P.C.
                                c/o Matt G. Hrebec, Esq.

                                313 South Washington Square
                                Lansing, MI 48933

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

     12.5. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     12.6. Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, including the Subsidiary Merger Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

     12.7. Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. Executed counterparts of this Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile or other electronic transmission from a party. If so delivered by facsimile or other electronic transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

     12.8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     12.9. Governing Law. This Agreement shall be governed by the laws of Michigan, without giving effect to its principles of conflicts of laws.

     12.10. Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

     12.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, GCFC and IBT have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                      GREENVILLE COMMUNITY FINANCIAL CORPORATION


Dated: August 21, 2007                By: /s/ Ted Kortes
                                          --------------------------------------
                                          Ted Kortes, President and
                                          Chief Executive Officer


                                      IBT BANCORP, INC.


Dated: August 21, 2007                By: /s/ Dennis P. Angner
                                          --------------------------------------
                                          Dennis P. Angner, President and
                                          Chief Executive Officer

                                    EXHIBIT A

                        OFFICERS OF SURVIVING CORPORATION

Dennis P. Angner:   President and CEO
Richard J. Barz:    Executive Vice President
Peggy Wheeler:      SVP and Controller
Daniel Eversole:    VP Human Resources
Greg Mapes:         Treasurer
Barb Place:         VP Auditor
Pat Plaxton:        VP Compliance and Information Security
Deb Campbell:       AVP Shareholder Relations
Greg Peters:        AVP Accounting (Proposed)
Aaron Wirsing:      AVP Assistant Controller

                                    EXHIBIT B

IBT Bancorp, Inc.
200 E. Broadway
Mt. Pleasant MI 48858

Attn: Secretary

Gentlemen:

I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Greenville Community Financial Corporation, a Michigan corporation ("GCFC").

Pursuant to an Agreement and Plan of Merger, dated as of August 21, 2007 (the "Merger Agreement") by and between GCFC and IBT Bancorp, Inc., a Michigan corporation ("IBT"), it is contemplated that GCFC will merge with and into IBT (the "Merger") and as a result, I will receive in exchange for each share of common stock, no par value, of GCFC ("GCFC Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), one share of common stock, no par value, of IBT ("IBT Common Stock"), as more specifically set forth in the Merger Agreement.

I hereby agree as follows:

I will not offer to sell, transfer or otherwise dispose of any of the shares of IBT Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or
(c) in an offering registered under the Securities Act.

I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

"The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by IBT Bancorp, Inc. of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

IBT's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of IBT and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and IBT has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of IBT and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) IBT shall have received an opinion of counsel acceptable to IBT to the effect that the stock transfer restrictions and the legend are not required.

I have carefully read this letter agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Stock to the extent I felt necessary, with my counsel or counsel for GCFC.

Sincerely,

                                    EXHIBIT C

                              BANK MERGER AGREEMENT

                                 PLAN OF MERGER
                                       OF
                            GREENVILLE COMMUNITY BANK
                                      INTO
                             ISABELLA BANK AND TRUST

     PLAN OF MERGER, dated as of the 21st day of August, 2007 (the "Plan of Merger") by and between Greenville Community Bank, a Michigan chartered commercial bank ("GCB"), and Isabella Bank and Trust, a Michigan chartered commercial bank ("Isabella"), such institutions being sometimes hereinafter called the "parties."

                                   WITNESSETH:

     WHEREAS, all of the outstanding capital stock of GCB is owned directly by Greenville Community Financial Corporation ("GCFC"); and

     WHEREAS, all of the outstanding capital stock of Isabella is owned directly by IBT Bancorp, Inc. ("IBT"); and

     WHEREAS, GCFC and IBT are simultaneously with the execution of this Plan of Merger entering into an Agreement and Plan of Merger ("Merger Agreement"), providing for the merger of GCFC with and into IBT (the "HC Merger");

     WHEREAS, GCB and Isabella desire to enter into this Plan of Merger which provides for the merger of GCB with and into Isabella ("Subsidiary Merger"), with GCB operations continuing as a separate division of Isabella, subject to the terms and conditions set forth herein; and

     WHEREAS, the Boards of Directors of GCB and Isabella each believe that it is in the best interests of the institutions and their shareholders to enter into this Plan of Merger.

     WHEREAS, the parties currently intend that the Subsidiary Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Boards of Directors of IBT and GCFC, acting as the sole shareholders of GCB and Isabella, respectively, deem it advisable and in the best interests of the respective shareholders to approve the Plan of Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, and for the purpose of prescribing the terms and conditions of said Subsidiary Merger and mode of carrying the same into effect, GCB and Isabella have agreed and do hereby agree and covenant as follows:

     1. Plan of Merger. The Subsidiary Merger provided for herein shall be effected as follows:

          (a) The execution and delivery of this Plan of Merger by GCB and Isabella shall have been duly approved by at least a majority vote of the Board of Directors of GCB and Isabella, respectively.

          (b) The Office of Financial and Insurance Services of the state of Michigan ("OFIS") shall have approved the Subsidiary Merger and there shall not be any objection to the Subsidiary Merger by the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB") or any other applicable regulatory agency.

          (c) The Subsidiary Merger has been approved by the sole shareholder of GCB.

          (d) The Subsidiary Merger has been approved by the sole shareholder of Isabella.

          (e) Thereupon, at the Effective Time, GCB shall be merged with and into Isabella, with Isabella as the resulting institution ("Resulting Institution") in the Subsidiary Merger.

     2. Effect of Merger. When the Plan of Merger shall become effective in accordance with the Michigan Banking Code of 1999, as amended (the "Michigan Banking Law"):

          (a) The separate existence of GCB shall cease and GCB shall be merged into Isabella, with the Resulting Institution being a financial institution which shall continue its existence under the name "Isabella Bank and Trust." The time on which the Subsidiary Merger becomes effective is hereinafter called the "Effective Time," as such term is defined in Paragraph 4 below.

          (b) The Charter and Bylaws of Isabella, as in effect on the Effective Time shall be and remain the Charter and Bylaws of the Resulting Institution.

          (c) The board directors of the Resulting Institution shall consist of the incumbent directors of Isabella immediately preceding the Effective Time, each to hold office in accordance with the Charter and Bylaws of the Resulting Institution. At the Effective Time, Isabella shall confirm by resolution of its board of directors the establishment of a regional board to preserve the institutional knowledge of the former GCB and to provide advice to the Resulting Institution's board of directors about business and operations, community and customer needs in the market area, regional economic conditions and such other advisory responsibilities as determined by the Resulting Institution's board of directors. The members of the regional board shall consist of those individuals noted on Exhibit 1. Regional board member compensation shall be the same as that provided prior to the Effective Time provided, however, that the Resulting Institution may conduct periodic reviews of director compensation to assess reasonableness and consistency. The officers of the Resulting Institution at the Effective Time shall be as set forth in Exhibit 2.

          (d) All deposit accounts of GCB shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturity, minimum required balances or withdrawal value. Each deposit account of GCB shall, as of the Effective Time, be considered, for purpose of interest declared by the Resulting Institution thereafter, as if it had been a deposit account of the Resulting Institution at the time said deposit account was opened in GCB and at all times thereafter until such account ceases to be a deposit account of the Resulting Institution. Appropriate evidence of deposit account ownership interest in the Resulting Institution shall be provided, as necessary, after consummation of the Subsidiary Merger by the Resulting Institution to each deposit account holder of GCB.

          (e) All deposit accounts of Isabella prior to consummation of the Subsidiary Merger shall continue to be deposit accounts in the Resulting Institution after consummation of the Subsidiary Merger without any change in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

          (f) The Subsidiary Merger shall have the effects as set forth in the Michigan Banking Code of 1999, as amended, (the "Michigan Banking Law"), including but not limited to all of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by GCB, or which would inure or be subject to GCB, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property and obligations of the Resulting Institution which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by GCB immediately prior to the consummation of the Subsidiary Merger. The Resulting Institution, upon the consummation of the Subsidiary Merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

     3. Disposition of Shares. The outstanding shares of GCB common stock issued and outstanding immediately prior to the Effective Time, by virtue of the Subsidiary Merger, will automatically and without any action on the part of the holder thereof, shall be cancelled.

     4. Closing; Effective Time. Subject to the satisfaction or waiver of all conditions to closing contained herein, the Closing shall occur within a reasonable time following the latest to occur of (i) the receipt of all required regulatory approvals, and the expiration of any applicable waiting periods; (ii) the effective time of the HC Merger; or (iii) at such other date or time upon which Isabella and GCB mutually agree (the "Closing"). The Subsidiary Merger shall be effected by the filing of a certificate of merger with OFIS on the day of the Closing (the "Closing Date"), in accordance with Michigan Banking Law. The "Effective Time" means the date and time upon which the certificate of merger is filed with OFIS, or as otherwise stated in the certificate of merger, in accordance with Michigan Banking Law.

     5. Tax Consequences. It is intended that the Subsidiary Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Plan of Merger shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Plan of Merger and until the Closing, each party hereto shall use its reasonable best efforts to cause the Subsidiary Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Subsidiary Merger from qualifying as a reorganization under Section 368(a) of the Code other than is contemplated by this Plan of Merger. Following the Closing, neither Isabella nor GCB shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Subsidiary Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     6. Action by Shareholders. The shareholders of GCB and Isabella, respectively, have approved this Plan of Merger.

     7. Condition of Closing. The obligations of the parties hereto to consummate the transactions contemplated herein shall be subject to approval by OFIS and without any objection from FDIC, the FRB or any other applicable regulatory agency.

     8. Amendment. This Plan of Merger may be amended or modified at any time by a written instrument signed by GCB and Isabella.

     9. Paragraph Headlines. The paragraph headings in this Plan of Merger are for convenience only; they form no part of this Plan of Merger and shall not affect its interpretation.

     10. Governing Law. This Plan of Merger shall be governed by the laws of the state of Michigan.

     11. Termination. This Plan of Merger shall automatically terminate without any further action of the parties hereto upon termination of the Merger Agreement.

     12. Miscellaneous. This Plan of Merger may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on their behalf by their duly authorized representatives as of the day and year first above written.

GREENVILLE COMMUNITY BANK               ISABELLA BANK AND TRUST


By: /s/ Jae Evans                       By: /s/ Richard J. Barz
    ---------------------------------       ------------------------------------
    Jae Evans, President and CEO            Richard J. Barz, President and CEO

                                    EXHIBIT 1

                            REGIONAL BOARD DIRECTORS

Ted Kortes
Jae A. Evans
William T. Ham
James M. Mullendore, Jr.
Todd N. Taylor
Kirk Faber
Greg Millard
L. Terry Wallin

                                    EXHIBIT 2
                         RESULTING INSTITUTION OFFICERS

NAME                                   TITLE
----                   -------------------------------------
Ronald E. Schumacher   Chairman of the Board
Richard J. Barz        President and CEO (Isabella Bank)
Timothy M. Miller      President and CEO (Farmers)
Thomas Kedrowski       President and CEO (Farwell)
Jerome E. Schwind      Mecosta Division President
Steven D. Pung         Senior Vice President
David J. Reetz         Senior Vice President
Dean Beavers           Senior Vice President (Farwell)
Randy J. Dickinson     Vice President and Trust Officer
Barbara B. Diehm       Vice President
Paul C. Siers          Vice President
Jeffrey W. Smith       Vice President
Peggy L. Wheeler       Vice President
Leo R. Wickert, Jr.    Vice President
Kathy Y. Walkington    Vice President
David D. Gillespie     Vice President
Robert K. Madsen       Vice President
Brian Goward           Vice President (Farmers)
Ken Howell             Vice President (Farmers)
Julie Bolt             Vice President (Farmers)
Barb McKenzie          Vice President (Farmers)
Melody Darnell         Vice President (Farwell)
Karen Hoppe            Assistant Vice President (Farmers)
Patrick Oman           Assistant Vice President (Farwell)
Debra Wiggins          Assistant Vice President (Farwell)
Timothy Wilson         Assistant Vice President (Farwell)
Margaret Lawson        Assistant Vice President (Farwell)
Amy S. Andersen        Assistant Vice President
Catherine Bazaire      Assistant Vice President
James L. Binder        Assistant Vice President
Kathy Clouse           Assistant Vice President
Donald F. Forster      Assistant Vice President
Michael K. Huenemann   Assistant Vice President
Carrie S. Smith        Assistant Vice President
E. Keith Spycher       Assistant Vice President
Judy Trofatter         Assistant Vice President
Amy C. Vogel           Assistant Vice President
Thomas J. Wallace      Assistant Vice President
Sandy Yuncker          Assistant Vice President
Kimberly B. Betts      Assistant Vice President
Vicki Dysinger         Officer (Assistant Cashier - Farwell)
Delene Gallagher       Officer (Assistant Cashier - Farwell)
Michelle Mease         Trust Officer
Yvonne M. Fox          Branch Officer
Patricia Plaxton       BSA & CRA Officer
Jae A. Evans           President/CEO (Greenville)
James Beckman          Exec. Vice President (Greenville)
Kathy Korson           Vice President (Greenville)
Sue Hansen             Asst. Vice President (Greenville)
Debbie Nichols         Asst. Vice President (Greenville)
Roberta Johnston       Asst. Vice President (Greenville)
Joshua Gibbs           Commercial Lender (Greenville)
Tracy Zayler           Consumer Lender (Greenville)
Sarah Nelson           Branch Manager (Greenville)

                                    EXHIBIT D

                          GCFC OPINION OF LEGAL COUNSEL

                              _______________, 2007

IBT Bancorp, Inc.
200 E. Broadway
Mt. Pleasant, MI 48858

Ladies and Gentlemen:

RE: GREENVILLE COMMUNITY FINANCIAL CORPORATION

     This opinion letter is furnished to you pursuant to Section 9.2(e) of the Agreement and Plan of Merger ("Agreement"). We have acted as counsel to Greenville Community Financial Corporation, a Michigan corporation ("GCFC") and Greenville Community Bank, a Michigan community bank ("GCB") in connection with the merger of GCFC into IBT Bancorp, Inc. (the "Merger"). In those capacities, we have examined, among other things, the following agreements, instruments and documents:

     (a) the Agreement;

     (b) the Prospectus declared effective by the Securities and Exchange Commission ("SEC") on _______________, 2007 (the "Proxy Statement-Prospectus"); and

     (c) the Registration Statement on Form S-4 (including exhibits) and Amendment No. 1 thereto filed with the SEC on _______________, 2007 and _______________, 2007, respectively (the "Merger Registration Statement").

     In addition to the foregoing, we have examined the original or certified, conformed or photostatic copies of GCFC's and GCB's (i) Articles of Incorporation, as amended to date, (ii) certificates of good standing in the State of Michigan, and (iii) By-Laws, as amended to date.

     In all such examinations, we have assumed the genuineness of all signatures (other than those of GCFC and GCB), the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies. Capitalized terms which are used herein and which are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     Based on the foregoing, it is our opinion that:

1. The Agreement, the execution, delivery and performance of the Agreement and the consummation of the Merger as provided in the Agreement by GCFC have been duly authorized, approved and adopted by all requisite action of GCFC's board of directors and its shareholders.

IBT Bancorp
_______________, 2007
Page 2


2. Based solely on GCFC's Good Standing Certificate we have reviewed, GCFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. To our knowledge, GCFC has the corporate power to carry on the business of a bank holding company.

3. To our knowledge, the authorized capital stock of GCFC as of the close of business on the day preceding the Closing consists of 1,000,000 shares of common stock, no par value.

4. We do not have any knowledge that any additional shares of capital stock have been authorized for issuance or issued by GCFC since the Agreement was executed.

5. Based solely upon GCB's Good Standing Certificate we have reviewed, GCB is duly organized, validly existing and in good standing as a state chartered commercial bank under the laws of the State of Michigan. To our knowledge, the Bank possesses all requisite legal and corporate authority to conduct and carry on the business of banking as authorized by the Michigan Banking Code of 1999, as amended.

6. To our knowledge, GCFC owns all of the issued and outstanding shares of capital stock of GCB. We do not know of any outstanding subscriptions, options, warrants or rights to acquire any capital stock of GCB or of any agreement to which GCFC or GCB is a party or by which it is bound to issue capital stock of GCB.

7. To our knowledge, the Agreement constitutes the valid and binding obligation of GCFC, enforceable in accordance with its terms.

8. To our knowledge, all regulatory approvals, consents, authorizations or modifications as may be required to be obtained by GCFC to permit the performance of its obligations under the Agreement and consummation of the Merger have been obtained or will be obtained in accordance with the Agreement.

9. To our knowledge, all other actions and proceedings required by law to be taken by GCFC and its subsidiaries at or prior to the Closing in connection with the Agreement have been duly and validly taken.

10. To our knowledge, the execution, delivery and performance of the Agreement by GCFC and the consummation by GCFC of the transactions contemplated by the Agreement, did not, do not or will not conflict with or result in any breach or violation of, or default under: (i) any provision of the Articles of Incorporation or Bylaws of GCFC, (ii) any statute, code, ordinance, rule or regulation; or (iii) any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree or injunction known to us and applicable to GCFC or its subsidiaries.

IBT Bancorp
_______________, 2007
Page 3


11. Except as disclosed in the GCFC Disclosure Schedule, we do not know of any action, suit, proceeding, claim, counterclaim, arbitration or investigation pending against or relating to (i) the directors or officers of GCFC or its subsidiaries in their capacities as such, or (ii) GCFC or its subsidiaries or their respective properties or businesses, that challenges the Merger.

12. We did not make any independent investigation or verification of factual information relating to the representations and warranties of GCFC set forth in Article IV of the Agreement. During the course of our representation of GCFC, nothing has come to our attention which would give us reason to believe that such representations and warranties, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading.

13. We did not make any independent investigation or verification of factual information relating to GCFC set forth in the Merger Registration Statement and the Proxy Statement-Prospectus. During the course of our representation of GCFC, nothing has come to our attention which would give us reason to believe that (i) such Merger Registration Statement or Proxy Statement-Prospectus as of the date the Merger Registration Statement became effective under the Securities Act insofar as they contained information relating to GCFC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto, will, at the date of mailing to shareholders and at the time of the meeting of shareholders of GCFC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (provided that we do not opine as to any financial statements or other financial or statistical data included in or incorporated by reference in such Merger Registration Statement or Proxy Statement-Prospectus or as to any information provided by or relating to IBT for inclusion in such Merger Registration Statement or Proxy Statement-Prospectus).

                         QUALIFICATIONS AND LIMITATIONS

     The opinions set forth above are subject to the following qualifications and limitations:

     (a) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences and fraudulent transfers or conveyances), reorganization, moratorium, and other similar laws affecting creditors' rights generally.

     (b) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing. In

IBT Bancorp
_______________, 2007
Page 4


applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in the Agreement. Further, a court may refuse to enforce a covenant if and to the extent that it deems such covenant to be violative of applicable public policy, including, for example, provisions requiring indemnification of a party against liability for its own wrongful or negligent acts.

     (c) Knowledge. Whenever our opinions are stated to be "to our knowledge," "known to us" or "we do not know" (or words of similar import), it means the actual knowledge of the particular Kreis, Enderle, Callander & Hudgins, P.C. attorneys who have represented GCFC and GCB in connection with the Agreement and who have given substantive attention to the preparation and negotiation thereof. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search, or investigation of any public files or records or dockets or any review of our files) to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the same in connection with the preparation and delivery of this opinion letter.

     (d) Choice of Law and Forum. To the extent that any opinion relates to the enforceability of the choice of law and/or the choice of forum pursuant to the Agreement, our opinion is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of Michigan, in which enforcements of such provisions, or of a judgment upon an agreement containing such provisions, is sought.

     (e) Material Changes to Terms. Provisions in the Agreement which provide that any obligations of one party to the other thereunder will not be affected by the action or failure to act on the part of another party or by an amendment or waiver of the provisions contained in another document might not be enforceable under circumstances in which such action, failure to act, amendment, or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the parties.

     (f) Incorporated Documents. This opinion does not relate to (and we have not reviewed) any documents or instruments other than the Agreement, including without limitation, any documents or instruments referenced or incorporated in the Agreement or as to the interplay between the Agreement and any such other documents and instruments.

     (g) Mathematical Calculations. We have made no independent verification of any of the numbers, schedules, formulae, or calculations in the Agreement, and we render no opinion with regard to the accuracy, validity, or enforceability of any of them.

     The foregoing opinions are being furnished to IBT Bancorp, Inc. for the purpose referred to in the first paragraph of this opinion letter. This opinion letter is not to be furnished to any

IBT Bancorp
_______________, 2007
Page 5


other person or entity or used or relied upon for any other purpose without our prior written consent. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

                                        Very truly yours,

                                        KREIS, ENDERLE,
                                        CALLANDER & HUDGINS, P.C.


                                        By:
                                            ------------------------------------
                                            Robert B. Borsos

RBB:JRC/jk

                                    EXHIBIT E

                       FINANCIAL STATEMENTS CERTIFICATION

I, [Name of Certifying Officer], certify that:

1. I have reviewed the consolidated financial statements of Greenville Community Financial Corporation ("GCFC") and its subsidiaries contained in the Proxy Statement-Prospectus distributed to GCFC shareholders (collectively, the "GCFC Financial Statements");

2. Based on my knowledge, the GCFC Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the GCFC Financial Statements; and

3. Based on my knowledge, the GCFC Financial Statements fairly present in all material respects the financial condition, results of operations and annual cash flows of GCFC as of, and for, the periods presented in the GCFC Financial Statements.

Dated: _______________, 2007            ________________________________________
                                        [Name of Certifying Officer]
                                        [Title of Certifying Officer]
                                        Greenville Community Financial
                                        Corporation

                                    EXHIBIT F

                          IBT OPINION OF LEGAL COUNSEL

Walter S. Foster
   1878-1961
Richard B. Foster
   1908-1996
 Theodore W. Swift
   1928-2000
John L. Collins
   1926-2001

Webb A. Smith
Allan J. Claypool
Gary J. McRay
Stephen I. Jurmu
William K. Fahey
Stephen O. Schultz
Scott A. Storey
Charles A. Janssen
Charles E. Barbieri
James B. Jensen, Jr.
Scott L. Mandel
Michael D. Sanders
Sherry A. Stein
Brent A. Titus
Robert E. McFarland
Stephen J. Lowney
Jean G. Schtokal
Brian G. Goodenough
Matt G. Hrebec
Eric E. Doster
Stephen J. Rhodes
Melissa J. Jackson
Steven H. Lasher
Nancy L. Kahn
Deanna Swisher
Mark J. Burzych
Alan G. Gilchrist
Thomas R. Meagher
Douglas A. Mielock
Scott A. Chernich
Donald E. Martin
Paul J. Millenbach
Dirk H. Beckwith
Brian J. Renaud
Bruce A. Vande Vusse
Lynwood P. VandenBosch
Lawrence Korolewicz
James B. Doezema
Alan T. Rogalski
Francis G. Seyferth
Paul P. Asker
Anne M. Seurynck
Richard L. Hillman
Steven L. Owen
Jennifer Kildea Dewane
John P. Nicolucci
Francis C. Flood
Michael D. Homier
Keith A. Castora
Randall L. Harbour
David M. Lick
Deborah J. Williamson
Rebecca S. Davies
Gary E. Perlmuter
Robert J. McCullen
Glen A. Schmiege
Michael G. Harrison
Frederick B. Bellamy
Gilbert M. Frimet
Mark J. Colon
Scott H. Hogan
Peter R. Tolley
Craig R. Petersen
George L. McCargar, III
Kirsten M. McNelly
Emily L. Matthews
Benjamin J. Price
Ronald D. Richards, Jr.
Joseph E. Kozely
Pamela C. Dausman
Terrence G. Quinn
Jacqueline E. Bayley
Dana M. Bennett
Radhika P. Drake
Todd W. Hoppe
Sarah J. Gabis
Larry R. Jensen, Jr.
Eleanore M. Schroeder
Philip E. Hamilton
John W. Inhulsen
Andrew C. Vredenburg
Amanda Garcia-Williams
Zachary W. Behler
Christopher W. Braverman
Derek A. Walters
Alexander A. Ayar

Of Counsel
Lawrence B. Lindemer
David VanderHaagen
Allan O. Maki

Writer's Direct Phone: (517) 371-8100    Fax: (517) 371-8200   Reply To: Lansing

_______________, 2007

PERSONAL AND CONFIDENTIAL

Board of Directors
Greenville Community Financial Corporation
1405 West Washington Street
Greenville, Michigan 48838

Ladies and Gentlemen:

We are rendering this opinion to you as counsel for IBT Bancorp, Inc.("IBT") in connection with the closing today of the merger ("Merger") whereby Greenville Community Financial Corporation ("GCFC") will merge with and into IBT pursuant to the Agreement and Plan of Merger, dated August 21, 2007 ("Agreement"). This opinion is rendered pursuant to Section 9.3(e) of the Agreement. All terms used herein without definition have the meaning specified in the Agreement.

In rendering this opinion, except as otherwise specifically indicated herein, we have relied, as to factual matters, entirely upon the representations of IBT in the Agreement, the Officers' Certificate given pursuant to Section 9.3(a) thereof and the Officers' Certificate, dated _______________, 2007 in support of this opinion, provided to us by certain officers of IBT, and have made no independent review or investigation thereof. In addition, for purposes of this opinion, we have examined copies of the following documents:

1.   Agreement dated August 21, 2007 and all Exhibits and Schedules thereto;

2.   Articles of Incorporation and Bylaws of IBT, as amended;

3. Articles of Incorporation and Bylaws of Isabella Bank and Trust, as amended;

4.   Articles of Incorporation and Bylaws of IBT's non-bank Subsidiaries;

_______________, 2007
Page 2


5. The Prospectus declared effective by the Securities and Exchange Commission ("SEC") on _______________, 2007 ("Proxy Statement-Prospectus");

6. The Registration Statement on Form S-4 (including exhibits) and Amendment No. 1 thereto filed with the SEC on _______________, 2007 and _______________, 2007, respectively ("Merger Registration Statement");

7. The Order of the SEC dated _______________, 2007 declaring the Proxy Statement-Prospectus effective;

8. Certificate of Good Standing of IBT from the state of Michigan dated _______________, 2007;

9. Certificate of OFIS confirming that Isabella Bank and Trust is a duly organized state bank in good standing with OFIS;

10. Certificates of Good Standing from the state of Michigan regarding each of IBT's non-bank Subsidiaries; and

11.  Certificate of the Secretary of IBT dated _______________, 2007 regarding
     (i) IBT's Articles and Bylaws; (ii) the incumbency of the officers of IBT; and (iii) all resolutions adopted by the Board of Directors of IBT in connection with the Merger and the Agreement.

We have not, except as specifically mentioned above, made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of IBT or of any other matters. In our examination of the aforesaid books, records, documents and other materials, we have assumed the genuineness of all signatures (other than those of IBT); the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. We have assumed the authenticity and accuracy of certifications (of public officials, government agencies and departments, corporate officers and individuals) and statements of fact on which we are relying. We have assumed the due execution, delivery and performance of the Agreement and all obligations thereunder by GCFC.

Whenever the phrase "to our knowledge" appears in this opinion, it means that in the course of the inquiries and investigations described herein, we became aware of no facts which indicate that the opinion expressed is incorrect, and that except as otherwise expressly stated in this letter, we have not examined any public records (including without limitation, the plaintiff or defendant indices of state and federal courts), or the books and records of IBT or any IBT Subsidiary generally (including but not limited to instruments, contracts, notes and

_______________, 2007
Page 3


agreements of all kinds), whether or not examination or investigation might otherwise be reasonable or prudent, and that we have not undertaken any independent investigation to determine the existence or non-existence of any facts.

In rendering this opinion, we advise that our firm only requires lawyers to be qualified to practice law in the state of Michigan and, in rendering the following opinions, we express no opinion with respect to any laws other than Michigan and Federal laws. Moreover, we express no opinion as to federal or state choice of law or antitrust law matters.

Based upon the foregoing, and in reliance thereon, it is our opinion, subject to the assumptions, exceptions, and qualifications and limitations set forth herein that:

1. The Agreement, the execution, delivery and performance of the Agreement and the consummation of the Merger as provided in the Agreement by IBT have been duly authorized, approved and adopted by all requisite corporate action.

2. IBT is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. IBT has the corporate power to carry on its business substantially as and where it is now being conducted.

3. The authorized capital stock of IBT as of the close of business on the day preceding the Closing consists of 10,000,000 shares of common stock, no par value.

4.   Except as disclosed in such opinion, to counsel's knowledge:

     (a) Except as contemplated by the Agreement, since the date and time of the execution of the Agreement, no additional shares of capital stock have been authorized for issuance or issued by IBT.

     (b) To such counsel's knowledge, there are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of IBT or agreements to which IBT is a party or by which it is bound to issue capital stock, except as set forth in or as contemplated by the Agreement or the IBT Disclosure Schedule.

     (c) The share of IBT's common stock to be issued by IBT as contemplated by the Agreement and to be delivered to GCFC shareholders are duly authorized and, when issued and delivered to GCFC shareholders, will be legally issued, fully paid and nonassessable.

_______________, 2007
Page 4


5. Each of IBT's Subsidiaries possesses all requisite authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws.

6. The Agreement constitutes the valid and binding obligation of IBT, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

7. All regulatory approvals, consents, authorizations or modifications as may be required to permit the performance by IBT of its obligations under the Agreement and consummation of the Merger have been obtained.

8. All other actions and proceedings required by law to be taken by IBT at or prior to the Closing in connection with the Agreement have been duly and validly taken.

9. The execution, delivery and performance of the Agreement by IBT and the consummation by IBT of the transactions contemplated by the Agreement, did not, do not and shall not conflict with or result in any breach or violation of, or default under: (i) any provision of the Articles of Incorporation or Bylaws of IBT, (ii) any statute, code, ordinance, rule or regulation; (iii) any regulatory agreement, memorandum of understanding, judgment, order, writ, arbitral award, decree or injunction known to such counsel and applicable to IBT or any of its Subsidiaries; or (iv) any mortgage, agreement, lease, commitment, indenture or other instrument known to such counsel and applicable to IBT or any of its Subsidiaries.

10. Except as disclosed in the IBT Disclosure Schedule, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration or investigation pending or threatened against or relating to (i) the directors or officers of IBT or any of its Subsidiaries in their capacities as such, or (ii) IBT or any of its Subsidiaries or their respective properties or businesses, that challenges the Merger.

11. During the course of the preparation and review of the Agreement, we have participated in conferences with representatives of IBT in which the contents of the Agreement and related matters were discussed. While we did not make any independent investigation or verification of factual information relating to the representations and warranties of IBT set forth in Article V of the Agreement, during the course of our representation of IBT, nothing has come to our attention which would give us reason to believe that such representations and warranties, contained any untrue

_______________, 2007
Page 5


     statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading.

12. During the course of the preparation of the Merger Registration Statement, we have participated in conferences with representatives of IBT and its accountants in which the contents of the Merger Registration Statement and the Proxy Statement-Prospectus and related matters were discussed. While we did not make any independent investigation or verification of factual information relating to IBT set forth in the Merger Registration Statement and the Proxy Statement-Prospectus during the course of our representation of IBT, nothing has come to our attention which would give us reason to believe that (i) such Merger Registration Statement or Proxy Statement-Prospectus as of the date the Merger Registration Statement became effective under the Securities Act insofar as they contained information relating to IBT, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto, will, at the date of mailing to shareholders and at the time of the meeting of shareholders of GCFC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading (provided that we do not opine as to any financial statements or other financial or statistical data included in or incorporated by reference in such Merger Registration Statement or Proxy Statement-Prospectus or as to any information provided by or relating to GCFC for inclusion in such Merger Registration Statement, or Proxy Statement-Prospectus).

This opinion has been prepared solely for your use in connection with the Closing under the Agreement, it should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Yours very truly,

FOSTER, SWIFT, COLLINS & SMITH, P.C.

                                    EXHIBIT G

                                  PUT AGREEMENT

                                IBT BANCORP, INC.

                                  PUT AGREEMENT

                                  PUT AGREEMENT

          PUT AGREEMENT ("Agreement") dated as of _______________, 2007, (the "Effective Date"), by and between IBT Bancorp, Inc., a Michigan corporation (the "Company") and James M. Mullendore, Jr. on behalf of the common stock shareholders of Greenville Community Financial Corporation (the "Shareholder Representative").

                                    RECITALS

          WHEREAS, contemporaneously with the Effective Date, Greenville Community Financial Corporation ("GCFC") shall be merged with and into the Company (the "Merger") pursuant to the terms and conditions of an Agreement and Plan of Merger, dated August 21, 2007 by and between the Company and GCFC (the "Merger Agreement");

          WHEREAS, pursuant to Section 8.9 of the Merger Agreement, GCFC Shareholders (as herein defined) who receive Merger Common Stock (as herein defined) pursuant to the Merger have certain Put Rights (as herein defined) to require the Company to repurchase the Merger Common Stock; and

          WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the rights and obligations of the GCFC Shareholders and the Company with respect to the Put Rights.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     1.1 DEFINED TERMS.

          The following defined terms, when used in this Agreement, shall have the respective meanings set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

          "Company" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "Effective Date" has the meaning ascribed to it in the introductory paragraph of this Agreement.

          "GCFC Shareholder" means a common stock shareholder of GCFC as of the Effective Date who receives common stock pursuant to the Merger Agreement.

          "Lien" means any lien, claim, option, charge, encumbrance, security interest or other adverse claim of any kind.

          "Merger Common Stock" means the Company's common stock, no par value per share, issued to a GCFC Shareholder pursuant to the Merger Agreement and any securities issued with respect thereto as a result of any stock dividend, stock split, recapitalization, reclassification, reorganization, merger, consolidation or similar event or upon the conversion, exchange or exercise thereof.

          "Prime Rate" means, for any applicable day, the rate of interest publicly announced by Isabella Bank and Trust, at its principal office located in Mt. Pleasant, Michigan, as its prime commercial lending rate for such day.

          "Put Notice" has the meaning ascribed to it in Section 2.1(a).

          "Put Obligation" has the meaning ascribed to it in Section 2.1(a).

          "Put Option Securities" has the meaning ascribed to it in Section 2.1(a).

          "Put Price" means $44.00 per share; provided however, if after the Effective Date there is any change in the number of outstanding shares of Company common stock through the issuance of a stock dividend, or through a recapitalization resulting in a stock split, or combination or exchange of Company common stock, the Put Price shall be appropriately adjusted.

          "Put Right" has the meaning ascribed to it in Section 2.1(a).

          "Term" has the meaning ascribed to it in Section 4.3.

          "Transfer" means any direct or indirect sale, transfer, assignment, grant of a participation in, gift, hypothecation, pledge or other disposition of any securities or any interests therein or, as the context may require, to sell, transfer, assign, grant a participation in, give as a gift, hypothecate, pledge or otherwise dispose of, directly or indirectly, any securities or any interests therein.

                                   ARTICLE II
                            REPURCHASE OF SECURITIES

     2.1 PUT RIGHT.

          (a) Each GCFC Shareholder shall have the right (the "Put Right") to sell to the Company, in one or more transactions, all or any of his or her Merger Common Stock (the "Put Option Securities") then owned by said shareholder, and the Company shall be obligated to purchase (the "Put Obligation") from the GCFC Shareholder all of such Put Option Securities offered by the GCFC Shareholder. In order to exercise the Put Right, the GCFC Shareholder shall notify the Company in writing delivered to the Company at the address set forth in Section 4.6 (a "Put Notice") of his or her exercise thereof at any time at which the Put Right may be exercised hereunder; provided, however, that a Put Right may not be exercised after _______________, 2009. The price per share to be paid by the Company for Put Option Securities pursuant to this Article II shall equal the Put Price in effect on the date of the Put Notice. Once delivered, a Put Notice shall be irrevocable as to the Put Option Securities covered thereby. After the exercise of the Put Right by the GCFC Shareholder, the Company shall purchase all, but not less than all, of the Put Option Securities offered by the GCFC Shareholder by paying the aggregate Put Price of such Put Option Securities to the GCFC Shareholder in cash within 30 days after the Company's receipt of the Put Notice.

          (b) The closing of the purchase and sale of any Put Option Securities shall take place on such date within the 30-day period specified in Section 2.1(a), and at such place, as the Company and the GCFC Shareholder shall agree. At such closing, the GCFC Shareholder shall Transfer full right, title and interest in and to all Put Option Securities covered by the Put Notice to the Company, free and clear of all Liens, and shall deliver to the Company a certificate or certificates representing such Put Option Securities, in each case duly endorsed for transfer or accompanied by appropriate transfer powers duly endorsed for transfer. At such closing, the Company shall pay to the GCFC Shareholder, by wire transfer of immediately available funds an amount equal to the aggregate Put Price of such Put Option Securities and deliver a new stock certificate representing the number of Merger Common Stock shares, if any, with respect to which the Put Right shall not then have been exercised.

          (c) Except as provided in Section 2.1(d), in the event that the Company shall not fully satisfy its obligation to pay the aggregate Put Price of any Put Option Securities in accordance with the terms of paragraphs (a) and (b) above, such unsatisfied Put Obligation shall thereafter accrue interest at the Prime Rate until the date that such Put Obligation and any accrued interest thereon have been satisfied in full. All amounts paid by the Company with respect to any outstanding Put Obligation shall be applied first to any accrued but unpaid interest thereon.

          (d) Whenever a GCFC Shareholder has exercised his or her Put Right under Section 2.1(a), any closing time period specified in Section 2.1(b) shall be tolled until any necessary governmental approval is received or regulatory requirement satisfied, including without limitation approvals or requirements under the Securities Act of 1933, as amended,

Securities Exchange Act of 1934, as amended, the Bank Holding Company Act of 1956, as amended, or the Michigan Business Corporation Act, as amended, provided that such tolling period shall not exceed 30 days.

     2.2 LEGEND.

          (a) Each certificate representing Merger Common Stock held by a GCFC Shareholder shall be endorsed with the legend set forth in Exhibit A hereto.

          (b) Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon the completion of a Transfer for value) shall also bear such legend, unless the Merger Common Stock represented thereby is no longer subject to the provisions of this Agreement.

                                   ARTICLE III
                        CERTAIN COVENANTS OF THE COMPANY

     3.1 LETTER OF CREDIT.

          During the Term the Company shall maintain in effect for purposes of supporting its purchase obligations herein, an irrevocable letter of credit in the amount of Fifteen Million Dollars ($15,000,000) with LaSalle Bank.

     3.2 NOTICE OF ADJUSTMENT.

          Whenever the Put Price shall be adjusted as herein provided, or the rights of GCFC Shareholders shall change by reason of other events specified herein, the Company shall cause to be promptly mailed to the GCFC Shareholders who then hold Merger Common Stock a written notice stating that the Put Price has been adjusted and setting forth the adjusted Put Price and the additional shares subject to the Put Obligation or setting forth such other change hereunder.

                                   ARTICLE IV
                                 MISCELLANEOUS

     4.1 GOVERNING LAW.

          This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Michigan.

     4.2 AMENDMENTS.

          This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Shareholder Representative.

     4.3 TERM.

          This Agreement shall remain in full force and effect until the second anniversary of the Effective Date (the "Term").

     4.4 SUCCESSORS AND ASSIGNS.

          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

     4.5 HEADINGS; CERTAIN CONDITIONS.

          The headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof. Unless the context otherwise expressly requires, all references herein to Articles, Sections and Exhibits, are to Article and Sections of, and Exhibits to, this Agreement. The words "herein," "hereunder" and "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or provision. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

     4.6 NOTICES.

          (a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses:

               If to a GCFC Shareholder at the address set forth in the Company's stock records for said shareholder.

               If to the Company, to:

               IBT Bancorp, Inc.
               200 East Broadway
               Mt. Pleasant, Michigan 48858
               ATTN: Secretary

          (b) All such notices, requests and other communications will be deemed delivered upon receipt.

     4.7 CONSENT TO JURISDICTION.

          THE PARTIES HERETO CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF INGHAM, STATE OF MICHIGAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

     4.8 SUCCESSOR SHAREHOLDER REPRESENTATIVE.

          In the event of the failure, refusal or inability of James M. Mullendore, Jr. to act as the Shareholder Representative, in the absence of a successor appointment, Theodore W. Kortes shall be the Shareholder Representative.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        IBT BANCORP, INC.


                                        By:
                                            ------------------------------------
                                            Dennis P. Angner, President and CEO


                                        SHAREHOLDER REPRESENTATIVE:


                                        ----------------------------------------
                                        James M. Mullendore, Jr., on behalf of
                                        the common stock shareholders of GCFC

                                    EXHIBIT A

                                     Legends

     Merger Common Stock Shares shall bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE CERTAIN PUT RIGHTS AS SET FORTH IN THE PUT AGREEMENT DATED AS OF __________ _____, 2007. SAID PUT RIGHTS EXPIRE NO LATER THAN _______________, 2009. COPIES OF THE PUT AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE COMPANY AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.